Exhibit 10.1

AGREEMENT FOR CONSTRUCTION MANAGEMENT SERVICES

BETWEEN

AQUABOUNTY FARMS OHIO LLC

AND

GILBANE BUILDING COMPANY

Dated: June 29, 2023

Page

PART I AGREEMENT FOR CONSTRUCTION SERVICES	1

1. OWNER	2

2. CONSTRUCTION MANAGER	3

3. DESIGN SERVICE PROVIDERS	3

4. PROJECT	3

5. REQUIRED MILESTONE DATES	3

6. CONTRACT PRICE / COST OF THE PROJECT	4

7. DISPUTE RESOLUTION	7

8. NOTICES	7

9. WARRANTY/MAINTENANCE BOND	8

10. GOVERNING LAW	8

11. JURISDICTION	8

PART II TERMS AND CONDITIONS FOR THE AGREEMENT FOR CONSTRUCTION SERVICES	1

ARTICLE 1 PROJECT GOALS AND OWNER’S RESPONSIBILITIES	1

ARTICLE 2 DEFINITIONS	4

ARTICLE 3 SCOPE OF SERVICES	4

ARTICLE 4 CONTRACT DOCUMENTS	7

ARTICLE 5 SUBCONTRACTING OF THE WORK	9

ARTICLE 6 SCHEDULE OF THE WORK AND OCCUPANCY OF THE PROJECT	12

ARTICLE 7 CONTRACT PRICE / COST OF THE PROJECT	16

ARTICLE 8 CONSTRUCTION MANAGER’S FEE AND GENERAL CONDITIONS	20

ARTICLE 9 CONSTRUCTION CONTINGENCY	23

ARTICLE 10 REQUISITIONS FOR PAYMENT	24

ARTICLE 11 DISCOUNTS, REBATES, REFUNDS AND RENTALS	25

ARTICLE 12 ACCOUNTING RECORDS	25

ARTICLE 13 INSURANCE AND INDEMNIFICATION	26

ARTICLE 14 LIENS AND CLAIMS OF THIRD PARTIES	28

ARTICLE 15 ASSIGNMENT	29

-i-

(continued)

-ii-

(continued)

PART III    EXHIBITS

Exhibit A	Scope of Services and Work
Exhibit B	Definitions
Exhibit C	Contract Documents
Exhibit D	Green Globes Checklist
Exhibit E	Payments and Requisitions
Exhibit F	Insurance and Additional Insureds
Exhibit G	Project Schedule – Milestone Dates
Exhibit H	Key Personnel
Exhibit I	Guaranteed Maximum Price Amendment
Exhibit J	Form of Consent and Agreement
Exhibit K	Substantial Completion Requirements
Exhibit L	Gilbane Safety Plan

PART I

AGREEMENT FOR CONSTRUCTION SERVICES

THIS AGREEMENT (the “Agreement”) is made as of the 29th day of June, 2023, by and between AquaBounty Farms Ohio LLC (“Owner”), with a place of business at 2 Mill & Main Place, Suite 395, Maynard, MA 01754 and Gilbane Building Company (“Construction Manager”), with a place of business at 950 Main Avenue, Suite 1410, Cleveland, OH 44113

RECITALS

A. Owner intends to construct a land-based aquaculture facility to raise 10,000 MT of salmon annually (“Project”) at the property owned by Owner at 7 Kexon Drive, Pioneer, Ohio (“Property”); and

B. Owner engaged Clark, Richardson and Biskup Consulting Engineers, Inc. (“A/E”) as the architect and engineer of record to complete the design of portions of the Project; and

C. Owner engaged Innovasea Systems Inc. to design the recirculating aquaculture system (“RAS”) for the Project;

D. Owner engaged Artesian of Pioneer, Inc. (“AOP”) to design the wells, water and wastewater treatment system for the Project;

E. Owner engaged Dr. Water, LLC for water/wastewater consulting;

F. Owner entered into a design-build agreement with CRB Builders LLC (“CRB”) for civil engineering services, site grading and other site work to prepare the Property, and to install underground water/wastewater treatment pipes and geo-piers;

G. The Project will be financed with the proceeds of bonds issued by the Toledo-Lucas County Port Authority, pursuant to which (i) Owner is required to engage a consultant to serve as the “Construction Monitor” and (ii) Construction Manager must comply with the provisions contained in this Agreement related to the financing. If Owner finds additional financing, Construction Manager will be required to cooperate and comply with all reasonable requirements of the additional lender or other financing party. If Owner finds more favorable financing in lieu of the bonds issued by the Toledo-Lucas County Port Authority, then Construction Manager will not be required to comply with the provisions herein that relate to the Toledo-Lucas County Port Authority financing, but will be required to cooperate and comply with all reasonable requirements of the other lender or financing party;

H. Owner and Construction Manager entered into that certain Agreement for Preconstruction Services dated as of January 25, 2023, and Construction Manager performed preconstruction services thereunder; and

I. Owner desires to engage Construction Manager, as an at-risk constructor, to manage the construction of the Project on a Guaranteed Maximum Price (“GMP”) basis, using trade contractors and vendors retained by Construction Manager (collectively, the “Subcontractors”) as hereinafter provided; and

Part I—1

J. Construction Manager is willing to act in such capacity and provide through Subcontractors or its own forces as herein provided, all labor, material, equipment, tools and services required for the construction of the Project and otherwise to perform its obligations hereunder subject to a GMP that will be established by amendment to this Agreement (“GMP Amendment”); and

K. The parties acknowledge that this Agreement is comprised of this Part I, Part II (Terms and Conditions) and Part III (Exhibits), collectively, and that each Part is not valid and binding without the other collective Parts, and that each Part is incorporated in its entirety and by reference to each of the other Parts; and

L. The parties further acknowledge that this Agreement represents the totality of the understanding between the parties regarding this Project and Agreement, and that all of the parties’ prior discussions, negotiations and writings are deemed merged and incorporated herein such that this Agreement supersedes all other agreements and writings between the parties for the Project through the date of this Agreement.

The parties further acknowledge and agree that in consideration of the above-stated recitals and acknowledgements, which shall be deemed material terms of this Agreement, and the mutual agreements contained in this Part I, the parties hereto agree to all the terms stated in Part I, Part II and Part III, collectively, as follows:

1. Owner. The owner of the Project is:

AquaBounty Farms Ohio LLC

2 Mill & Main Place, Suite 395

Maynard, MA 01754

1.1	The Owner’s Representative for the Project is:

Mr. Christopher Bucich

Vice President, Facilities Construction & Lean CI

AquaBounty Technologies, Inc.

2 Mill & Main Place, Suite 395

Maynard, MA 01754

cbucich@aquabounty.com

(317) 459-6181 Mobile

1.2

The Owner’s project manager is Hill International, Inc. (“Project Manager”). Owner has engaged Project Manager to assist Owner with the exercise of certain of Owner’s responsibilities in connection with the Project, including without limitation the review and management of Construction Manager’s submittals. Owner’s Project Manager shall examine all documents and other information submitted by Construction Manager and shall give comments to Owner pertaining thereto with reasonable promptness and as indicated in the Project Schedule.

Part I—2

2.	Construction Manager. The construction manager for the Project is:

Gilbane Building Company

950 Main Avenue Suite 1410

Cleveland, OH 44113

2.1	The Construction Manager’s Representative for the Project is:

Kyle Merrill, Senior Business Leader

950 Main Avenue Suite 1410, Cleveland OH 44113

216-716-5715

kmerrill@gilbaneco.com

2.2	Construction Manager’s Key Personnel for this Project are: (See Part II, Article 18)

2.3

With the possible exceptions of the site cleaning and site safety measures scopes of work, Construction Manager shall not self-perform any portion of the Work. If Construction Manager wishes to self-perform either or both of the site cleaning and site safety measures scopes of work, Construction Manager must follow the competitive bidding requirements set forth in Part II, Section 5.4.

3. Design Service Providers. The Design Service Providers for the Project engaged at the time of signing of this Agreement are:

As provided in the Recitals.

4. Project. (also referred to herein as “Site” or “Property”)

4.1	The address of the Property is: 7 Kexon Drive, Pioneer, Ohio 43554.

4.2	The description of the Project (and as further described in the Contract Documents):

The design and construction of a land-based aquaculture facility to raise 10,000 MT of salmon annually.

5. Required Milestone Dates. (See Part II, Section 1.1.2)

5.1	The commencement date of the Work to be provided by Construction Manager under this Agreement is the date of execution of this Agreement by both parties.

5.2

The Substantial Completion Date for the portion of the Work that is the subject of a GMP Amendment shall be specified in the applicable GMP Amendment and defined in the Project Schedule Exhibit G, subject to the provisos set forth in Part II, Section 6.1.

Part I—3

5.3	Substantial Completion of the Work covered by the Final GMP Amendment is defined in Exhibit K.

5.4	The Final Completion Date of the Project shall be ninety (90) calendar days after the Substantial Completion Date for the Work covered by the Final GMP Amendment.

6. Contract Price / Cost of the Project.

6.1

Guaranteed Maximum Price (“GMP”): The Cost of the Project shall be based on multiple GMPs for the Work. Construction Manager shall submit, on or before June 30, 2023, an initial GMP Proposal for Owner’s review, the scope of which shall include preconstruction services to aid Owner in establishing a phased construction plan, take assignment from CRB of, and thereafter manage and coordinate, subcontracts and purchase orders (collectively, “Subcontracts”), and site mobilization. A final GMP (“Final GMP”) Proposal covering at minimum construction of Phase 1 of the Work and, at Owner’s request, Phase 2 of the Work, will be issued on or before September 1, 2023, based on criteria included, and Work described, in (a) the “Issued for Review Set of Design Documents plus Narrative” deliverable, dated March 17, 2023, and (b) the Issued for Review scope markups in Bluebeam dated March 21, 2023, that define and divide work by Construction Manager and work by others (to be finalized at the submission of the Final GMP), which define the starting point for Construction Manager’s scope of Work and the demarcation of such Work from the work performed by CRB. The Final GMP in the Final GMP Proposal shall be the sum of the following components, which are detailed in Part II, Articles 7, 8, and 9:

6.1.1

Costs of the Work—The Costs of the Work are the construction costs necessarily incurred by Construction Manager in the proper performance of the Work, including, at market rates and with reasonable allowance for Subcontractor overhead and profit, the cost of the labor, materials and equipment to be incorporated into the Work (and with respect to payments to Subcontractors, broken down by applicable trade as set forth in the form of the Trade Payment Breakdown attached hereto as part of Exhibit E), in accordance with Part II, Section 7.1.2, and also include the following items: (a) Allowances, as defined in Part II, Section 7.4, (b) the costs of testing and inspecting the Work required for the proper execution of the Work, except as otherwise provided in Part II, Article 23 hereof, (c) the costs of storage and required insurance with respect to materials or equipment not incorporated in the Project or stored at off-site storage locations as shall have been approved by Owner, (d) the costs incurred in connection with the transportation, freight, trucking, and storage and warehousing of materials required to be purchased and received for the Work in advance of their incorporation into the Work in order to maintain the Project Schedule, (e) net rental charges of all machinery and equipment including hoists and hoist pads required for the proper execution of the Work and used on the Project (exclusive of hand tools

Part I—4

and normal, customary site office equipment), together with costs incurred in the installation thereof, minor repairs and replacements thereto and the dismantling, removal, transportation and delivery of the same, at rental charges and costs consistent with those prevailing in the area, (f) site services tool rental(s), invoiced at fixed rates of 85% current AED Green Book or invoice plus 15% if not listed (AED Green Book rates are base single-shift rates billed on a 28-day cycle not inclusive of sales tax if applicable or ancillary fees not limited to but including environmental fees, state property tax fees, pickup and delivery, fuel costs, hour overages and surcharges), (g) costs of fences, protection of the Site, connections for electricity, temporary heat, temporary power and temporary light, temporary toilets, broom cleaning, glass breakage, pilferage, pumping, cutting and patching, and safety protection, (h) costs incurred for sanitary facilities, first aid facilities, safety protection, safety personnel and advisors, fire extinguishers, toilets, first aid, winter and frost protection, all items ancillary to the foregoing, field offices and field office supplies, barricades, railings, crane rentals (if applicable), (i) costs incurred for water and power connections at the Project; plus

6.1.2

Construction Manager’s Fee—Construction Manager’s Fee for the Work performed under this Agreement as detailed in Part II, Section 8.1, shall be three percent (3%) of the total of the Costs of the Work plus General Conditions Costs. The Fee will be converted to a lump sum at the time of Owner’s acceptance of the applicable GMP. In addition, in connection with the Final GMP, Construction Manager may earn up to one percent (1%) of the total of the Costs of the Work plus General Conditions Costs as an “Incentive Fee,” earned as follows: 30% if all Completion Milestones are achieved, 20% if all Monthly Reports and cost reporting are delivered accurately and on time, 20% if Construction Manager puts in place and implements and diligently enforces an Owner-approved Quality Plan, 30% if Construction Manager’s Safety Performance exceeds the current Industry Recordable rate. Owner will pay any portion of the Incentive Fee earned by Construction Manager as part of the Final Payment. In consideration of Owner’s agreement to convert the Fee to a lump sum at the time of acceptance of the Final GMP, there shall be no Fee charged on the first Ten Million Dollars ($10,000,000) of Change Order Work.

6.1.3	The Fee will not be calculated on the Contingency, however all contingency savings shall be split equally (50:50) with the Owner and Construction Manager; plus

6.1.4

General Conditions Costs—The General Conditions Costs, as provided in Part II, Section 8.2 and as otherwise stated in the Agreement (and as set forth in the General Conditions Matrix to be attached hereto as part of Exhibit E) shall be a not-to-exceed amount set forth in each GMP Amendment, subject to adjustment upon the issuance of approved Change Orders; plus

Part I—5

6.1.5

Insurance Costs – Contractor’s Controlled Insurance Program (“CCIP”), shall be used for this Project as a complement to the Owner’s Controlled Insurance Program (“OCIP”). The Insurance Costs to Owner for the CCIP will be seven tenths of one percent (0.7%) of the total of the Costs of the Work covered by the Final GMP plus the General Conditions Costs. The CCIP is further described in Part II, Article 13 and Part III, Exhibit F. Construction Manager will invoice separately its cost of non-OCIP and non-CCIP insurance at a rate of one quarter of one percent (0.25%) of the total of the Costs of the Work plus the General Conditions Costs covered by the Final GMP. Construction Manager shall maintain subguard insurance and will enroll all of its subcontractors and suppliers in its subguard program. The cost of Construction Manager’s subguard program allocated to this Project is set forth in Section 6.1.7 below; plus

6.1.6

Construction Contingency – The Construction Contingency, as detailed in Part II, Article 9, shall be established when the Final GMP is approved by Owner. The Construction Contingency shall be equal to Three percent (3%) of the Costs of the Work and General Conditions Costs covered by the Final GMP ; plus

6.1.7

Subguard Insurance - The cost of Construction Manager’s subguard insurance, which shall be One and Four Tenth percent (1.4%) of the sum of the enrolled Subcontract amounts, exclusive of general conditions, as provided in Part II, Section 5.19.

6.2	Change Orders:

6.2.1

Subject to the Deadband described below, on Change Orders executed by Owner that increase the GMP, Construction Manager shall be entitled to receive a mark-up in the same proportion as the Construction Manager’s Fee bears to the Costs of the Work on which the applicable GMP is based, which will in no event exceed three percent (3%) on the Subcontractor’s Change Order Work. If the Construction Manager’s Fee is at any time converted to a fixed amount, any Change Orders executed by Owner that decrease the Costs of the Work, shall not include a proportionate reduction of the Construction Manager’s Fee. Change Orders executed by Owner that increase the Costs of the Work covered by the applicable GMP will not increase the Construction Manager’s Fee, except to the extent that Change Orders cumulatively exceed Ten Million Dollars ($10,000,000) (the “Deadband”). To the extent that Change Orders executed by Owner exceed the Deadband, Construction Manager will be entitled to receive a mark-up of three percent (3%) of the Costs of the Work (including any General Conditions Costs) that exceed the Deadband, but not on the Costs of the Work within the Deadband.

Part I—6

6.2.2

Subcontractors shall be entitled to Ten percent (10%) for overhead and Five percent (5%) for profit on the Costs of the Work included in the Change Order. Except as provided in Part I, Section 6.2.3, and subject to the Deadband, in no event shall Construction Manager’s total markup for any Change Order exceed three percent (3%) of the cost of such Change Order.

6.2.3

General Conditions and insurance costs on Change Orders shall be paid on an actual incurred basis and shall be subject to verification by Owner. Insurance costs on Change Orders shall be billed at the rates stated in Part I, Sections 6.1.5 and 6.1.7. No General Conditions shall be paid unless the Change Order work extends the critical path of the Project, or Construction Manager demonstrates to Owner that Construction Manager will incur additional General Conditions costs in connection with such Change Order.

6.2.4

If unit prices are stated in the Agreement or subsequently agreed upon, and if the quantities originally contemplated are so changed in a proposed Change Order or as a result of several Change Orders that application of the agreed unit prices to the quantities of Work proposed will cause substantial inequity to Owner or Construction Manager, the applicable unit prices and Contract Sum shall be equitably adjusted.

6.2.5

Where the price of material, equipment, energy and/or labor increase during the term of the Contract through no fault and beyond the control of Construction Manager, its Subcontractors and suppliers, including but not limited to the imposition of tariffs or taxes, the Contract Sum shall be equitably adjusted by a Change Order as provided in this Part I, Section 6.2. Such price increases shall be documented by vendor quotes, invoices, catalogs, receipts or other documents of commercial use.

7. Dispute Resolution. (See Part II, Article 25) Any claims or disputes between the parties shall be litigated in the appropriate court as designated in Article 11 of this Part I. Construction Manager may not commence any litigation against Owner related to this Agreement or the Project earlier than thirty (30) days after Final Completion of the Project, unless Owner terminates this Agreement.

8. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent by U.S. Mail, nationally recognized overnight courier or commercial messenger service, or shall be hand-delivered, to the parties at the following addresses and to the attention of the following individuals, and as otherwise provided in the Agreement:

If to Owner:	AquaBounty Farms Ohio LLC
2 Mill & Main Place, Suite 395
Maynard, MA 01754
Attn: David Frank, Chief Financial Officer
Email: dfrank@aquabounty.com

Part I—7

With a copy to:

AquaBounty Farms Ohio LLC

2 Mill & Main Place, Suite 395

Maynard, Massachusetts 01754 USA

Attn: Angela Olsen, Esq., General Counsel

Email: aolsen@aquabounty.com

If to Construction Manager:

Gilbane Building Company

950 Main Avenue, Suite 1410

Cleveland, OH 44113

Attn: Kyle Merrill, Senior Business Leader

Email: kmerrill@gilbaneco.com

The parties may change their addresses and the individuals to whom the notices must be addressed, by written notice to the other party in the manner set forth herein. All such notices shall be deemed served upon actual receipt thereof.

9. Warranty/Maintenance Bond. At Owner’s option, Construction Manager shall furnish a warranty/maintenance bond in an amount requested by Owner covering all Work and warranty obligations of Construction Manager under the Agreement for a period of one (1) year after Substantial Completion, and naming Owner as obligee.

10. Governing Law. This Agreement shall be governed by the laws of the State of Ohio pursuant to Part II, Section 29.1 of this Agreement, and as otherwise stated herein, without reference to rules governing choice and/or conflicts of law.

11. Jurisdiction. The parties select the courts of competent jurisdiction in the county in which the Project is located, unless the parties hereafter mutually agree to another location within the State of Ohio, wherein exclusive jurisdiction and venue shall lie. For purposes of this provision, both Owner and Construction Manager irrevocably submit to the personal jurisdiction of any such courts and any Claims arising hereunder may be brought therein and without regard to any forum non conveniens considerations, and as further set forth in Part II, Section 29.22.

Part I—8

IN WITNESS WHEREOF, this Agreement is hereby executed by Owner and Construction Manager as of the date first set forth above.

OWNER: AQUABOUNTY FARMS OHIO LLC

By:	/s/ Sylvia Wulf
Name: Sylvia Wulf
Title: President and Chief Executive Officer

CONSTRUCTION MANAGER: GILBANE BUILDING COMPANY

By:	/s/ Kyle Merrill
Name: Kyle Merrill
Title: Senior Business Leader

Part I—9

PART II

TERMS AND CONDITIONS FOR THE

AGREEMENT FOR CONSTRUCTION SERVICES

COMMITMENT TO PROJECT GOALS

Construction Manager acknowledges that Owner has established certain business, legal, design and construction objectives for the Project (the “Project Goals”). Construction Manager’s proper and timely performance of the Services to be provided under this Agreement is critical to the accomplishment of the Project Goals. At all times during the course of the Project, Construction Manager shall furnish its Services and provide the requisite deliverables to support the following objectives:

•	To implement the program and defined scope of the Project to accomplish the business objectives of Owner;

•	To fully utilize all available Project areas so as to maximize the usages and benefits defined by Owner;

•	To meet all schedule and milestone constraints established by Owner;

•	To construct the Project in conformity with the Construction Budget established by Owner, the Contract Documents, and applicable laws, regulations, and codes.

ARTICLE 1

PROJECT GOALS AND OWNER’S RESPONSIBILITIES

1.1 Goals. The following represent the Project Goals established by Owner for the Project:

1.1.1 Construction. Construction Manager is required to provide the highest quality of construction and construction services in order to accomplish Owner’s Project Goals. In order to meet Owner’s Project Goals, and as a material condition of this Agreement, Construction Manager warrants and represents that it is familiar with the type of construction and construction services required for a project of this type, size and complexity, that it has performed work of similar scope and nature in the past, and that it has the depth of knowledge, the experienced and appropriate staff, and the skill to properly perform such work to the highest standards of construction. The Project shall include quality materials, cost effective systems and construction as will be detailed in the Drawings and Specifications and as set forth in this Agreement.

1.1.2 Scheduling and Milestones. Commencement of construction, Substantial Completion and Final Completion shall be achieved in accordance with the schedule attached hereto as Exhibit G (“Project Schedule – Milestone Dates”). Construction Manager acknowledges that time is of the essence and will perform its Services and the Work in accordance with the Project Schedule and the standards set forth in this Agreement, as well as use its best efforts to assist Owner and Owner’s Consultants in maintaining the Project Schedule. Owner may revise the Project Schedule from time to time during the course of the Project.

1.1.3 Sustainability Objective. Owner’s sustainability objectives are stated in the Green Globes Checklist (Exhibit D). Construction Manager will perform its Work and services with the goal of enabling Owner to achieve the desired Green Globes designation for the Project and will cooperate with Owner and take such other actions in furtherance of this goal as are necessary and as Owner may reasonably require. Construction Manager shall remain liable for its own negligence and that of the Subcontractors, but Construction Manager does not warrant or represent that the Project will actually achieve the desired Green Globes designation, as such designation is dependent in part on Owner’s A/E and other consultants and the decisions of third parties.

1.2 Owner’s Responsibilities

1.2.1 Utilities. Owner shall be responsible for all utility connection charges and tap-in fees, including excess capacity fees, meter installation charges or the like. Taking into consideration typical response time from the applicable utility company, Construction Manager will give Owner timely written notice of the need for utility service.

1.2.2 Timely Decisions. Owner shall render decisions in a timely manner and in accordance with the Owner-approved Project Schedule. Owner shall furnish to Construction Manager, within fifteen (15) days after receipt of a written request, information necessary and relevant for Construction Manager to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the Property. In addition, Owner shall provide responses to all Requests for information (RFI’s) within seven (7) days. The Construction Manager shall provide a submittal schedule of anticipated submission dates, updated monthly, which will be used to agree upon the response time for each submittal. The target shall be to return submittals within fourteen (14) days; however the final determination of the response time will be based upon the workload dictated by the submittal schedule and shall be contingent on the Construction Manager making its submissions in accordance with the submittal schedule.

1.2.3 Information and Services Required of the Owner.

(a)	Owner shall furnish information or services required of Owner by the Contract Documents with reasonable promptness.

(b)

Owner shall provide, to the extent under Owner’s control and if not required by the Contract Documents to be provided by Construction Manager, the results and reports of prior tests, inspections or investigations conducted for the Project involving site conditions. Owner shall provide surveys describing physical characteristics, legal limitations and utility locations (if any) for the site of the Project, and a legal description of the Property.

(c)

The services, information, surveys and reports required to be provided by Owner under this Agreement, shall be furnished at Owner’s expense, and except as otherwise specifically provided in this Agreement or elsewhere in the Contract Documents or to the extent Owner advises Construction Manager to the contrary in writing, Construction Manager shall be entitled to rely upon the accuracy and completeness thereof. In no event shall Construction Manager be relieved of its responsibility to exercise proper precautions relating to the safe performance of the Work.

(d)

Construction Manager shall perform an as built survey of all work performed by CRB. Owner, as between Owner and Construction Manager, shall bear all responsibility for locations, quality of installation, and testing all work installed prior to July 1, 2023. Construction Manager shall be fully responsible for the quality, location, and testing compliance from the point of connection of its Work to CRB’s Work.

(e)

Construction Manager shall not be responsible if the operation of the Project does not achieve Owner’s operational performance and production criteria, except to the extent there are defects or deficiencies in the Work performed by Construction Manager or its Subcontractors or the Work is not in strict accordance with the Contract Documents, including without limitation the final Construction Documents for the Project.

1.2.4 To the extent necessary, Owner shall promptly obtain easements, zoning variances, and legal authorizations or entitlements regarding site utilization where essential to the execution of the Project and within durations to support the critical path of the Work.

1.2.5 Owner shall cooperate with Construction Manager in securing all necessary Project permits, licenses and inspections.

1.2.6 If Owner observes or otherwise becomes aware of a fault or defect in the Work or non-conformity with the Construction Documents, Owner shall give prompt written notice thereof to Construction Manager.

1.2.7 The Owner shall purchase and maintain insurance as set forth in Exhibit F.

1.2.8 Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet Owner’s needs and interests.

1.2.9 Owner acknowledges that Construction Manager is not responsible for the Work performed by CRB or any Separate Contractor in connection with the Project.

1.2.10 It is understood that CRB entered into agreements with several Subcontractors (which includes vendors and their purchase orders) prior to Construction Manager commencing the performance of its scope of work, which agreements do not require bonding or SDI. Construction Manager shall accept assignment of the Subcontracts listed as “Assigned Subcontracts” in the initial GMP Amendment. The Subcontractor names (“Assigned Subcontractors”) and Assigned Subcontract dates and other identifying numbers will be included in the initial GMP Amendment. As such Owner shall compensate/reimburse Construction Manager for all resulting damages, delay and other costs arising out of or relating in any way to the default or other failure to perform by the Assigned Subcontractors, except to the extent the delay or default is caused in whole or in part by Construction Manager. Such damages and costs shall include any costs which would have otherwise been covered by Construction Manager’s SDI program, including but not limited to costs associated with any Assigned Subcontractor whose bid was accepted but the Assigned Subcontractor refuses to commence and execute the Work, scope conformance, retaining a replacement subcontractor, correction / rework of faulty work, damages for delay resulting from the default, Construction Manager staff costs to manage the default, and costs incurred by other trades impacted by the default. Determination of whether an Assigned Subcontractor is in default is at Construction Manager’s discretion, which must be exercised reasonably and in good faith. Construction Manager shall be entitled to an appropriate adjustment in the contract pricing on account of such additional cost and an extension of the applicable Substantial Completion date for a reasonable length of time in the event the Project is delayed as a result of such default. Owner shall maintain an Owner contingency risk fund in an amount that is at all times equal to the remaining unpaid contract value for the Assigned Subcontractor agreements. This action does not relieve Construction Manager of its responsibility to properly manage the Assigned Subcontractors as required by the Contract.

ARTICLE 2

DEFINITIONS

2.1 The defined terms pertinent to this Agreement are set forth in Exhibit B attached hereto.

ARTICLE 3

SCOPE OF SERVICES

3.1 Construction Manager shall perform the scope of the Services and Work as set forth in this Agreement and Exhibit A (Scope of Services and Work). Construction Manager shall provide and perform the Services and Work in a first-class manner, adhering to the highest standards of excellence in construction, and in a manner suitable to provide Owner with a first-class finished facility. Construction Manager shall perform and furnish or cause to be performed and furnished all work, labor and materials, and shall provide all services and supervision, necessary for or incidental to the successful completion of the Work in conformity with the Contract Documents and in the most expeditious and economical manner consistent with industry accepted standards, lawful construction practices and the interests of Owner, all in a manner that will also ensure compliance with the Project Schedule, including, but not limited to the Substantial Completion Date(s) and the Final Completion Date. The Work shall be performed in a good and workmanlike manner and in strict accordance with the Contract Documents. Construction Manager shall be solely responsible for all construction means, methods, techniques, sequences and procedures within the scope of the Work. Construction Manager acknowledges that it has acquainted itself with the general design concept and scope of the Project, as prepared by A/E, Innovasea, AOP and other Owner Consultants. Construction Manager acknowledges that Construction Manager has performed preconstruction services under separate contract with Owner, visited the Site, examined all conditions affecting the Work, and is fully familiar with all of the conditions thereon (except for concealed conditions not identified in any document or other information provided to Construction Manager) and affecting the Work and the Work Area (defined below).

3.2 Construction Manager will use its best skill and judgment in connection with the Project and cooperate fully with Owner, A/E, Innovasea, AOP and the Other Owner Consultants in furthering the interests of Owner. Copies of all communications by and between Construction Manager and A/E, Innovasea, AOP and the Other Owner Consultants shall be sent to Project Manager and Owner.

3.3 To the extent required by Construction Manager to perform the Work, Owner shall furnish descriptions and/or surveys describing the physical characteristics, legal limitations and utility locations for the area within which the Work is to be performed and where materials are to be stored (the “Work Area”). Construction Manager shall confine its activities at the Site to the Work Area.

3.4 Construction Manager will, at its own expense, provide all appropriate software and information technology to fully utilize all information provided by Owner and its Consultants in electronic format. A/E has created an Autodesk Revit building information model (“BIM” or “Model”) for the Project. The Level of Development (LOD) Specification for the Model elements designed by A/E, the A/E Consultants and the other Owner’s Consultants is LOD 300.

3.5 Owner reserves for itself and its representatives the right of access, subject to the agreement of the Construction Manager, not to be unreasonably withheld, to any part of the Work for the purpose of observing or testing or to install other work with other contractors (hereafter “Separate Contractors”). Such access is not to be construed to mean partial occupancy by Owner and such access must be coordinated with the Construction Manager and subject to all safety requirements, and requirements noted herein, and in place on the Project site. Owner shall cause any other Separate Contractor (other than CRB) who performs Separate Contractor’s work in the areas where Work will be performed by Construction Manager, to agree to indemnify Owner and Construction Manager and hold them harmless from all claims for bodily injury and property damage that may arise from that Separate Contractor’s operations. Such provisions shall be in a form reasonably satisfactory to the Construction Manager.

3.5.1 Construction Manager acknowledges that Owner will engage Separate Contractors to perform work on other parts of the Project. Construction Manager will cooperate and coordinate with these Separate Contractors, and Owner will require its Separate Contractors to coordinate and comply with the Construction Manager requirements and directions regarding the performance of their separate work.

3.5.2 Construction Manager shall cooperate and coordinate the Work with the work of such Separate Contractors as required by the Contract Documents. After meeting with any such Separate Contractors, Construction Manager shall integrate the schedules of individual Separate Contractors into the overall Project Schedule as reasonable and appropriate. Construction Manager shall cooperate with the Separate Contractors in providing such access to the Project Site and to the Work including, but not limited to utilization of storage space, staging areas, hoists and elevators (if applicable), as the Separate Contractors may reasonably request. Construction Manager shall furnish to such Separate Contractors any services which Construction Manager furnishes to Subcontractors including, but not limited to, use of hoists, storage and staging facilities during normal working hours. Any additional costs incurred by Construction Manager in implementing its obligations under this Section shall be reimbursed by Owner as reimbursable Costs of the Work.

3.5.3 If Construction Manager causes damage to the property of Separate Contractors or to other work or property on the Project Site, Construction Manager shall promptly remedy such damage without reimbursement from Owner. Owner shall be responsible to Construction Manager for costs the Construction Manager incurs because of a Separate Contractor’s delays, improperly timed activities, damage to the Work or defective construction.

3.6 Construction Manager will cooperate with the Project Manager, A/E and all Other Owner Consultants, in all aspects of the Work and Contract Documents, including the administration thereof. Construction Manager acknowledges that Owner may grant conditional approval authority to, or require the approval of any such third parties, including any architect or engineer, as a condition to Owner’s granting any consent or approval required of Owner under the Contract Documents. Construction Manager shall cooperate with such processes required by Owner to obtain such third-party approvals.

3.7 Construction Manager shall not enter into any non-arms’ length agreements, or accept any monies, gifts, “kickbacks”, bribes or the like for awarding any work to any person or entity and acknowledges that any such acts will substantially and materially harm Owner. Construction Manager is a fiduciary of Owner with respect to all funds received by Construction Manager on account of the Project and will treat all monies received on account of the Project as trust funds for the benefit of Owner, Subcontractors, suppliers and others providing work, labor, services and materials to the Project. Construction Manager warrants and represents that it, and none of its employees, consultants, officers or directors, are affiliated or connected in any way with any organized crime enterprise or syndicate, and that they are not now and have not been under investigation, or the target of any investigation, by any law enforcement agency.

3.8 Construction Manager shall develop, conspicuously post at the Project Site and distribute via email to Owner, Project Manager and Subcontractors, and diligently enforce, its COVID-19 safety plan for the Project. Construction Manager shall update the plan to stay in compliance with current guidance from the Centers for Disease Control and Prevention, OSHA and the applicable Departments of Health and Labor.

ARTICLE 4

CONTRACT DOCUMENTS

4.1 The contract documents for the Project (collectively, the “Contract Documents”) are listed in Exhibit C hereto.

4.2 Construction Manager acknowledges that it has received and has had a reasonable opportunity to fully review all of the existing Contract Documents. Both Owner and Construction Manager understand and acknowledge that the Construction Documents will be completed subsequent to the execution of the Agreement. When the Final GMP is established as provided herein, no increase in the Final GMP shall result from any required completion of the Construction Documents unless a change in scope occurs as evidenced by a written Change Order executed by Owner and Construction Manager.

4.3 Intent of the Contract Documents.

4.3.1 The Contract Documents form the contract between Owner and Construction Manager. References in the Contract Documents to “the Contract” or “this Contract” shall be deemed to include all of the Contract Documents described in this Article 4 and Exhibit C. References to “this Agreement” or “the Agreement” shall refer to this document, which is one of the Contract Documents.

4.3.2 The intent of the Contract Documents is to include in the Work all work, labor, materials and supplies, insurance, tools, equipment, permits, licenses, taxes that are legally enacted at the time the applicable GMP is established, approvals, transportation, testing, startup and commissioning of systems and equipment, and such Services and items required in connection with the satisfactory performance, execution and completion of the Work in accordance with the Contract Documents and as such reasonable inference may be made therefrom.

4.3.3 The Contract Documents are intended to be complementary and cumulative, and if any of the Contract Documents imposes a different or greater obligation or limitation on Construction Manager than another Contract Document, the Contract Document imposing the greater obligation or limitation on Construction Manager shall govern and take precedence. If any conflicts, ambiguities or instances of mis-coordination are found in or between the Drawings and Specifications, or among any of the Contract Documents, or between the Drawings and Specifications and existing conditions at the Premises, Construction Manager shall promptly bring the same to the attention of Owner, A/E and the other Owner Consultants, for resolution. Owner, A/E and the other Owner Consultants shall interpret the Contract Documents and resolve any such conflicts, ambiguities or instances of mis-coordination within a reasonable time so as to not delay the critical path of the Work. Any Work relating to any known conflict or known ambiguity in or among the Contract Documents which is knowingly performed either by Construction Manager or by any Subcontractor prior to Owner’s, A/E’s and other Owner’s Consultants’ resolution of the same, as provided herein, shall be at Construction Manager’s sole risk and expense.

4.3.4 In the event of a conflict between the terms of any of the above Contract Documents and the terms and conditions of the Agreement (as may be modified during the course of the Project), Change Orders authorized in accordance with the terms of this Agreement shall be given precedence, followed by the terms of this Agreement, Drawings and Specifications, and any Addenda.

4.3.5 The layout of mechanical and electrical systems, equipment, fixtures, piping, ductwork, conduit, specialty items and accessories indicated on the Drawings is diagrammatic but must be able to physically fit in the space designed. Additionally, Construction Manager cannot be responsible for coordination of work that has been procured, installed or designed by others. Coordination of the Work shall be carried out so as not to affect the architectural, mechanical, electrical and structural integrity and limitations of the Work to the extent consistent with the Contract Documents, and shall be performed in such sequence and manner as to avoid conflicts and provide clear access to all control points, including valves, strainers, control devices and specialty items of every nature related to such systems and equipment. Construction Manager is not responsible for construction defects or the timeliness of purchase orders for materials and equipment procured by CRB and any other Owner’s Separate Contractor.

4.3.6 Addenda and modifications to parts of the Contract Documents are for the purpose of varying, modifying, rescinding or adding to the portions of the Contract Documents. All addenda and modifications should be read together with the portions of the Contract Documents to which they pertain. Where an addendum or modification modifies a portion of a Subsection, Section or Article, the remainder of such Subsection, Section or Article shall remain in full force and effect unless otherwise stated in the addendum or modification.

4.3.7 A typical or representative detail indicated on the Drawings shall constitute the standard for workmanship and material throughout corresponding parts of the Work, unless otherwise specifically provided to the contrary.

4.3.8 Words and abbreviations which have well-known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings.

4.4 As between Owner and Construction Manager, all plans and specification for the work and other material related to the Work prepared by Construction Manager or furnished to Construction Manager by Owner are and shall remain Owner’s property and shall be used by Construction Manager only with respect to the Work.

ARTICLE 5

SUBCONTRACTING OF THE WORK

5.1 All Work to be performed and materials, supplies and equipment to be furnished in connection with the Work shall be performed by Subcontractors pursuant to written Subcontracts awarded by Construction Manager in Construction Manager’s name and not as agent for Owner, and approved by Owner in accordance with the provisions of this Agreement.

5.1.1 With the possible exceptions of the site cleaning and site safety measures scopes of work, Construction Manager shall not self-perform any portion of the Work. If Construction Manager wishes to self-perform either or both of the site cleaning and site safety measures scopes of work, Construction Manager must follow the competitive bidding requirements set forth in Part II, Section 5.4. In such case, Construction Manager shall direct bidders to submit their bids directly to Owner and Project Manager, with no copy being sent to Construction Manager. Owner and Project Manager shall open the bids and award the work to the party Owner determines, in its sole discretion, presents the successful bid.

5.2 Construction Manager shall not enter into any non-arms’ length agreements, or accept any monies, gifts, “kickbacks”, bribes or the like for awarding any work to any Subcontractor, person or entity, and acknowledges that any such acts will substantially and materially harm Owner. Construction Manager will treat all moneys received on account of the Project as trust funds for the benefit of Owner, Subcontractors, suppliers and others providing work, labor, services and materials to the Project. Construction Manager shall exercise its best efforts to avoid engaging a Subcontractor that is affiliated or connected in any way with any organized crime enterprise or syndicate, and that each such Subcontractor is not now and has not been under investigation, or the target of any investigation, by any law enforcement agency.

5.3 Any Subcontract, or any series of Subcontracts with a single vendor, which will total in the aggregate more than Fifty Thousand Dollars ($50,000.00), must be awarded by Construction Manager pursuant to the following competitive bid process:

5.4 Construction Manager shall expend commercially reasonable efforts to obtain at least three (3) competitive bids, net of insurance (to the extent covered by the OCIP, CCIP, Builder’s Risk and SDI), from a list of qualified subcontractors approved by Owner, as provided herein;

5.4.1 Construction Manager shall obtain applicable labor rate and unit price schedules from each such bidder;

5.4.2 Construction Manager shall receive such bids in sealed form, and shall not divulge the substance of any bid to any other bidder;

5.4.3 Construction Manager shall disclose to Owner the results from such competitive bids, by way of a subcontractor approval recommendation letter and the appropriate subcontractor proposal backup, a spreadsheet detailing the scope of the work and leveling the pricing, and a draft of the scope of work exhibit to be included in the eventual Subcontract, and including the labor rate and unit price information. Construction Manager shall evaluate and consult with Owner regarding the acceptance or rejection of such bids based on the price information and the proposed subcontractor’s ability and suitability to perform the work required by such Subcontract; and

5.4.4 Construction Manager shall obtain Owner’s written approval for Construction Manager’s acceptance of the bid, with Owner’s approval not being unreasonably withheld or delayed. Owner’s approval of any subcontractor or bid shall not relieve Construction Manager of its responsibility for the work of all such Subcontractors, nor shall it relieve Construction Manager of its obligation to retain Subcontractors that have the necessary skill, experience, work force or other qualifications to perform the Work in accordance with this Agreement.

5.5 If Construction Manager wishes to request Owner’s approval for a waiver of the competitive bid process required herein, Construction Manager shall submit to Owner a detailed statement setting forth with specificity the reasonable business justification for such waiver; the reasons Construction Manager is seeking such waiver; the efforts undertaken by Construction Manager to secure competitive bids; the efforts undertaken or to be undertaken by Construction Manager to negotiate the best possible price for the work to be subcontracted despite the lack of a competitive bid; and any other information required by Owner’s Project Manager. Notwithstanding any such submission by Construction Manager, the competitive bid process required herein may be waived only upon written authorization from Owner.

5.6 Owner shall have the right, in consultation with Construction Manager, to require that certain subcontractors, not included on the bidders’ list prepared by Construction Manager, be added to the bidders’ list. Construction Manager shall not be required to contract with any subcontractor for whom Construction Manager has a reasonable objection.

5.7 Notice of the opening of all bids for each component of the Project shall be given to Owner who shall be present at each bid opening to review bids with Construction Manager.

5.8 Construction Manager shall advise and consult with Owner, A/E and the other Owner Consultants with respect to Construction Manager’s evaluation of subcontractor bids and the awarding of Subcontracts and shall negotiate the most favorable terms and price of each Subcontract consistent with Owner’s goals for the Project.

5.9 No portion of the Work shall be performed until such Subcontractor has been approved by Owner and a Subcontract for the same has been entered into between Construction Manager and the Subcontractor in question and a copy of such Subcontract has been delivered to Owner.

5.10 Each Subcontract to be entered into by Construction Manager in connection with the Work shall be in a form (the “Subcontract Form”) acceptable to both Owner and its counsel and shall bind each Subcontractor to all applicable provisions in the Agreement. .

5.11 Construction Manager must provide for retainage in accordance with Exhibit E.

5.12 Construction Manager shall be fully responsible for the Work, acts and omissions of its Subcontractors and Materialmen, and of persons directly employed by its Subcontractors and Materialmen and their independent contractors.

5.13 Construction Manager’s use of Subcontractors and Materialmen shall not diminish Construction Manager’s obligation to complete the Work in accordance with the Contract Documents nor Construction Manager’s obligation to control and coordinate the Work of its Subcontractors and Materialmen.

5.14 Nothing contained in this Agreement shall create any contractual relationship between Subcontractors or Materialmen and Owner. Nothing in this Section shall obligate Owner to pay or see to the payment of any sums to any Subcontractor or Materialmen.

5.15 Construction Manager shall require that each Subcontract provide, and maintain in full force and effect until final payment is made under such Subcontract, and for the period specified following completion, the insurance described in the Subcontract that is not replaced by the Subcontractor’s enrollment in Construction Manager’s CCIP, with total limits of liability in the case of bodily injury, sickness, disease, death, personal injury and property damage, of not less than the particular amounts, specified by Construction Manager and approved by Owner in connection with each Subcontract. It is expressly understood between the parties hereto that compliance with the foregoing requirements with respect to insurance shall not relieve Construction Manager from any liability under the indemnity provisions of this Agreement.

5.16 Construction Manager acknowledges that if this Agreement is terminated by Owner in accordance with the terms of this Agreement, all Subcontracts, at the option of Owner, shall be assigned by Construction Manager to Owner or such other contractor as Owner may direct. In such event, Owner, or such other contractor, as the case may be, shall assume only those liabilities of Construction Manager thereunder arising from and after the date of such assignment, provided, however, that if such termination is pursuant to Part II, Section 26.1 hereof nothing contained herein shall be deemed to release Construction Manager from liability to any Subcontractor or to Owner in connection therewith. The terms and provisions of this Section shall survive the completion or any earlier termination of this Agreement.

5.17 Owner expressly reserves the right to review, inspect and audit all pricings, bids, bid packages and documentation in support thereof which will form the basis of the Work, Services and General Conditions Costs called for herein, except to the extent that any such costs are approved as a lump sum.

5.18 With respect to Owner requests, directives, and decisions, Owner shall only communicate with Subcontractors through Construction Manager, or in Construction Manager’s presence.

5.19 Construction Manager will utilize Subcontractor Default Insurance (“SDI”) that will be billed to and paid by Owner as a reimbursable Cost of Work at the fixed rate of $14.00 per $1,000 of subcontract value. Construction Manager reserves the right to exclude any subcontractor from the SDI program at Construction Manager’s discretion. Any subcontractor excluded from the SDI program shall be required to provide performance and payment bonds, which will be billed to and paid by Owner at the same fixed rate of $14.00 per $1,000 of the applicable subcontractor’s total subcontract cost. Premiums for SDI are payable in full upon award of each Subcontract and enrollment of the Subcontractor. Additional premiums for Change Orders will be included and invoiced with the approved Change Order.

5.19.1 Upon exceeding the policy retention, Construction Manager must utilize the SDI program for all Subcontractor defaults, as “default” is defined in the SDI policy, irrespective of the initial estimate of direct and indirect costs recoverable under the SDI policy. Construction Manager shall furnish to Owner copies of all submissions made to the SDI carrier and/or the claims adjuster/administrator. Construction Manager has furnished a coverage summary outlining key terms, conditions, and exclusions or limitations of the SDI policy. Construction Manager is solely responsible for deductibles, self-insured retentions and any co-insurance layers of SDI, without reimbursement from Owner.

5.19.2 All costs associated with defaults by the Subcontractors, including deductible and co-pay amounts due under the SDI policy and losses or damages exceeding the SDI policy limits or proceeds, will be at Construction Manager’s cost without reimbursement from Owner.

ARTICLE 6

SCHEDULE OF THE WORK AND OCCUPANCY OF THE PROJECT

6.1 Construction Manager represents that it has carefully prepared the Project Schedule (Exhibit G) and that the time frames reflected therein provide adequate time for the performance of the Work called for therein. In the event of any revisions to the Project Schedule authorized by Owner, Construction Manager shall be similarly obligated to perform the Work within the time frames called for therein unless objection in writing is made within five (5) days after receipt thereof from Owner. The Project Schedule shall be updated and finalized in the Final GMP Amendment, consistent with Part I, Section 5.2 and this Section 6.1. Notwithstanding the foregoing, Construction Manager acknowledges that (a) refinement of the existing design and (b) value engineering efforts in connection with the existing project design are not changes in design impacting the Project Schedule or date(s) for Substantial Completion.

6.2 Construction Manager will perform the Work promptly, diligently and without interruption, utilizing its best efforts to ensure that:

6.2.1 the Work shall be completed on or before the time frames set forth in the Project Schedule and in Part I, Section 5;

6.2.2 the Project shall be effectively occupied and engaged in commercial operation on the dates reflected therefor on the Project Schedule;

6.2.3 Phases 1 and 2 of the Work shall be substantially completed (the applicable “Substantial Completion Date”) on or before the date set forth in the Project Schedule approved by Owner; “Substantial Completion” is defined in Exhibit K; and

6.2.4 the entire Project shall be finally completed (the “Final Completion Date”) on or before the date set forth in the Project Schedule approved by Owner and in Part I, Section 5.4.

6.3 If and to the extent there are Unavoidable Delays in the performance of the Work beyond the control of Construction Manager, the Substantial Completion Date(s) and/or the Final Completion Date, as the case may be, may, upon the written approval of Owner as provided herein, be extended by the number of days equal to such delay. Unavoidable Delays shall be deemed to include only delays caused by:

6.3.1 strikes or labor disputes (not caused by or related to any act or omission of Construction Manager);

6.3.2 fire (not caused by the negligence of Construction Manager);

6.3.3 unavoidable casualties;

6.3.4 acts of God;

6.3.5 floods;

6.3.6 freight embargoes;

6.3.7 unusual delays in deliveries (to the extent not caused by Construction Manager or its Subcontractor) or other unforeseen supply chain disruptions;

6.3.8 acts of terrorism;

6.3.9 rebellions, riots or insurrection;

6.3.10 abnormal inclement weather, defined as the actual number of days of inclement weather during the period in which the Work shall have been performed by Construction Manager that exceed the normal number of days of inclement weather for such period as determined by employing a ten year average of accumulated record mean values from climatological data compiled by the U.S. Army Corps of Engineers for the location closest to the Project Site;

6.3.11 changes in the requirements of laws, statutes, regulations and other legal requirements, and delays caused by governmental authorities or agencies with jurisdiction over the Project, all which were not reasonably anticipated by Construction Manager as of the date of this Agreement; or

6.3.12 acts or omissions of Owner, A/E, Other Owner Consultants and Owner’s Separate Contractors.

6.4 If Construction Manager wishes to make a claim for an extension of the Substantial Completion Date(s) and/or the Final Completion Date by reason of an Unavoidable Delay, Construction Manager shall give written notice to Owner of such claim within five (5) days after the onset of any Unavoidable Delay, which notice shall set forth in detail the nature of each Unavoidable Delay, the date or dates upon which each delay began and ended, a statement setting forth Construction Manager’s efforts to avoid the delay, and the number of days of delay attributable to each such delay, if known. Construction Manager’s obligation to fully comply with all requirements of this Part II, Section 6.4 is a condition precedent to securing an extension of time under this Agreement. An Unavoidable Delay shall not constitute a default hereunder; however, Construction Manager’s sole remedy against Owner shall be to apply for an extension of time under the Project Schedule then in effect, for the first thirty (30) days in the aggregate for such Unavoidable Delay. Thereafter, after the thirty first (31st ) day, the Construction Manager shall be entitled to the following actual, documented general conditions costs for each day covering the period after the scheduled Substantial Completion date: direct time-related and job-related costs of Construction Manager including temporary facilities and equipment, insurance extended premiums, salaries including payroll taxes and benefits for Construction Manager’s Project-specific Project Manager, Superintendent(s) and assistant superintendents. The number of days by which the Substantial Completion Date and/or Final Completion Date shall be extended by reason of an Unavoidable Delay shall be initially determined by Owner in accordance with this Agreement. To be entitled to an extension in the Project Schedule and the associated extended General Conditions costs detailed in this Part II, Section 6.4, the delay must affect Work on the critical path and Construction Manager, a Subcontractor or anyone for whom Construction Manager is responsible, must not be responsible for a concurrent delay.

6.5 Construction Manager shall include in all Subcontracts, whether for labor or materials or both, a provision entitling Construction Manager to terminate or cancel such Subcontract in the event of a breach thereof by the Subcontractor or any other occurrence or omission thereunder, other than an Unavoidable Delay, which would result in a delay in the progress of the Work.

6.6 Anything contained in the foregoing provisions of this Part II, Article 6 to the contrary notwithstanding, Owner reserves the right to direct Construction Manager to schedule and re-schedule, from time to time, the order of performance of Construction Manager’s Work hereunder, including, without limitation, the temporary suspension of all or part of the Work, in order to facilitate the orderly Completion of the Work in accordance with the Project Schedule. Any such direction shall be reflected in a validly issued Change Order.

6.7 Construction Manager shall notify Owner promptly if Construction Manager is unable to comply with the Project Schedule then in effect for the Work. If Construction Manager falls behind in the Project Schedule then in effect, for any reason other than an Unavoidable Delay for which Construction Manager has received an extension of time, Construction Manager shall take whatever steps that may be necessary to improve its progress and shall, if requested by Owner, submit operational plans to demonstrate the manner in which the lost time may be regained. Subject to extensions of time by reason of any Unavoidable Delay, it is the responsibility of Construction Manager to maintain the Project Schedule. If Construction Manager or any Subcontractor delays the progress of the Work, it shall be the responsibility of Construction Manager to increase the number of workers, the number of shifts, the days of work and/or, to the extent permitted by law, to institute overtime operations, all at the cost of Construction Manager and without an increase in the applicable GMP, the Cost of the Work, Construction Manager’s Fee or the General Conditions, in order to regain any time lost and maintain the Project Schedule then in effect. Construction Manager may not use the Construction Contingency to regain lost time due to delay caused by Construction Manager. Construction Manager may use the Construction Contingency to regain lost time due to delay caused by a Subcontractor, provided that Construction Manager (i) has first exercised its best efforts to cause the Subcontractor responsible for the delay to regain the Project Schedule at the Subcontractor’s cost and without reimbursement from Owner, and (ii) will seek full reimbursement from the Subcontractor or the SDI carrier to restore to the Construction Contingency all amounts used to regain such lost time.

6.8 Except as provided hereafter in this Part II, Section 6.8 and as provided above in Part II, Section 6.4, no claim for damages, payment, additional compensation, an increase in Construction Manager’s Fee, extended General Conditions Costs, or any adjustment of the applicable GMP of any kind, other than an extension of time as provided by this Agreement, shall be made by Construction Manager due to any delays in the performance of any of the Work that results in Construction Manager’s inability to achieve, or due to any acceleration in the performance of any of the Work required in order for Construction Manager to achieve, Substantial Completion within the Project Schedule.

6.8.1 Notwithstanding the foregoing, in the event that delay due to the acts or omissions of Owner, A/E or Other Owner Consultants and separate contractors causes Construction Manager (a) to accelerate the Work in accordance with a recovery schedule approved in writing by Owner, Owner will compensate Construction Manager the agreed, documented costs to accelerate. If such delay causes Construction Manager not to achieve Substantial Completion of the Work within the Contract Time, Construction Manager will be entitled to the following actual, documented general conditions costs for each day covering the period after the scheduled Substantial Completion date: direct time-related and job-related costs of Construction Manager including temporary facilities and equipment, insurance extended premiums, salaries including payroll taxes and benefits for Construction Manager’s Project-specific Project Manager, Superintendent(s) and assistant superintendents. To be entitled to an extension in the Project Schedule and the associated extended General Conditions costs detailed in this Part II, Section 6.8.1, the delay must affect Work on the critical path and Construction Manager, a Subcontractor or anyone for whom Construction Manager is responsible, must not be responsible for a concurrent delay.

6.8.2 If for any reason any laborer employed directly or indirectly through a Subcontractor or by Construction Manager engages in any action taken with the intent of impeding or stopping the progress of the Work, or individually or in concert with others engages or participates in any unlawful strikes, slowdowns or in any other withholding of or interference with services (including honoring pickets or picket lines, improperly performing Work required to be performed under the Contract Documents or making claims resulting in work jurisdiction disputes), that impede or stop the progress of the Work, Owner shall have the right to require that Construction Manager take all necessary and immediate action to bring about a return to normal operations.

6.9 On or before the Final Completion Date, Construction Manager shall cause to be cleared from the Work Area any debris, construction materials, rubbish, equipment or spillage and secure the removal therefrom of all tools, construction equipment, machinery and surplus materials. If the Project is damaged by Construction Manager, the Subcontractors or their respective agents or employees in the course of such clearing or removal, Construction Manager, at its sole cost and expense (except as otherwise compensated therefor by insurance), shall repair and restore the portion thereof so damaged to its condition immediately prior to such damage or injury in a manner satisfactory to Owner. If Construction Manager fails to undertake or cause the undertaking of the aforesaid cleaning, removal and repairs, the same may be performed by Owner at Construction Manager’s expense, and, in such event, all expenses incurred by Owner in connection therewith, at Owner’s option, shall either be:

6.9.1 deducted by Owner from monies then due or next becoming due from Owner to Construction Manager hereunder; or

6.9.2 paid by Construction Manager to Owner on demand, after rendition of a bill or statement therefor.

6.10 Prior to Substantial Completion of the Work, Owner shall have the right to use and/or occupy all or any portion of the Project, provided that such use and occupancy is lawful and shall not interfere with Construction Manager’s performance of its obligations hereunder.

6.11 Liquidated Damages. TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THE WORK. The parties acknowledge that is it extremely difficult to ascertain with accuracy at the time of execution of this Agreement the extent of the actual damages that Owner would suffer as a result of any delay in achieving Substantial Completion of the Work by the date required under the terms of this Agreement. Therefore, in the event that Construction Manager does not achieve Substantial Completion of the Work in accordance with the Project Schedule, as adjusted pursuant to the provisions of this Agreement, Construction Manager shall pay Owner as liquidated damages, and not as a penalty, the following sums for each day that the actual date of Substantial Completion of the Work exceeds the authorized time as set forth in the Project Schedule, which such Liquidated Damages being Owner’s sole remedy for Construction Manager’s failure to achieve Substantial Completion by the date required under the terms of the Agreement:

6.11.1 For the first thirty (30) days of delay, Construction Manager shall pay Owner $0.00 per day.

6.11.2 After the first thirty (30) days of delay, Construction Manager shall pay Owner $9,000 per day capped at fifty percent (50%) of Construction Manager’s Fee, as may be adjusted by Change Order.

ARTICLE 7

CONTRACT PRICE / COST OF THE PROJECT

7.1 For each portion of the Work for which a GMP will be established, Construction Manager shall prepare a GMP Proposal for Owner’s review and acceptance. Construction Manager’s GMP shall be the sum of: (a) the agreed sum of the Costs of the Work; (b) Allowances and unit prices, if any, identified as such in the GMP Amendment to be attached as Exhibit I; (c) the GCC (defined in Part II, Article 8); (d) the reimbursable cost of Construction Manager’s insurance required hereunder; (e) the Contingency (as provided in Part II, Article 9); (f) Construction Manager’s Fee as provided in Part II, Article 8; and (g) any and all qualifications and assumptions accepted by Owner, all to be set forth in Exhibit I.

7.1.1 To the extent that the plans, Drawings and Specifications are anticipated to require further development by A/E or other Owner Consultants, Construction Manager shall provide in the GMP for such further development consistent with the Construction Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

7.1.2 Construction Manager shall include with the GMP Proposal a written statement of its basis, which shall include the following:

(a)	A list of the Construction Documents, including all Addenda thereto (including the date of the Addenda and a description of the basis for the Addenda), and the Conditions of the Contract;

(b)

A list of the clarifications and assumptions made by Construction Manager in the preparation of the GMP Proposal to supplement the information provided by Owner and contained in the Construction Documents;

(c)	The anticipated date(s) of Substantial Completion upon which the proposed GMP is based;

(d)

The schedule of usual and customary rates of the individuals in the direct employ of Construction Manager, listed by position and hourly rate, including without limitation the labor rates for the site cleaning and site safety crews in case Owner selects Construction Manager to self-perform either or both scopes of Work;

(e)

A table of organization for the Project, indicating positions in the corporate structure and also including Key Personnel assigned to the Project and whether the position/personnel is included in Construction Manager’s Fee or is a reimbursable cost in Construction Manager’s General Conditions; the name of the individual and his or her status on site (full- or part-time) shall also be included;

(f)	Schedule of unit prices for Change Orders;

(g)	Standard form of Subcontract used by Construction Manager and approved by Owner;

(h)

A Schedule of Values for (a) the Cost of the Work for each component of the Project, and (b) for the General Conditions component of the Cost of the Work (with the GCC defined in Part II, Article 8 and broken out in line items), which is to be submitted by Construction Manager and reviewed by Owner and A/E;

(i)	Initial Project Schedule in CPM format;

(j)	Site logistics plan including diagrams or other documents addressing, without limitation, site access, staging, and storage, if required by Owner;

(k)	Schedule of rental rates for equipment;

(l)	Construction Manager’s personnel policy, describing benefits, compensation, etc.;

(m)	Construction Manager’s proposed Contingency (as defined in Part II, Article 9); and

(n)	Date by which Owner must accept the GMP in order to hold pricing due to market volatility.

7.1.3 In preparing Construction Manager’s GMP Proposal, Construction Manager shall include its proposed Contingency for Construction Manager’s exclusive use to cover those costs considered reimbursable as the Cost of the Work but not included in a Change Order.

7.1.4 Owner is under no obligation to accept Construction Manager’s GMP Proposal. Construction Manager shall meet with Owner and Project Manager (and such meeting may include A/E, if so determined by Owner) to review the GMP Proposal. In the event that Owner, Project Manager or A/E discover any inconsistencies or inaccuracies in the information presented, they shall promptly notify Construction Manager, who shall make appropriate adjustments to the GMP Proposal, its basis, or both.

7.1.5 If Owner notifies Construction Manager that Owner has accepted the GMP Proposal in writing before the date specified in the GMP Proposal, the GMP Proposal shall be deemed effective without further acceptance from Construction Manager. Following acceptance of a GMP, Owner and Construction Manager shall execute the GMP Amendment amending this Agreement, a copy of which Owner shall provide to A/E. The GMP Amendment shall set forth the agreed upon GMP with the information and assumptions upon which it is based. Upon acceptance and execution, the GMP Amendment shall be inserted as Exhibit I to this Agreement

7.1.6 To the extent necessary, Owner shall authorize A/E and the other Owner Consultants to provide the revisions to the Construction Documents to incorporate the agreed-upon assumptions and clarifications contained in the GMP Amendment. Owner shall promptly furnish those revised Construction Documents to Construction Manager as they are revised. Construction Manager shall notify Owner of any inconsistencies between the GMP Amendment and the revised Construction Documents.

7.2 In the absence of Change Orders approved by Owner or any increases in the Cost of the Work resulting from causes unrelated to Construction Manager, all costs of performing and completing the same in excess of the applicable GMP as adjusted shall be borne by Construction Manager. For the avoidance of doubt, changes in the Scope of Work that would give rise to a Change Order that would in turn result in a modification of the GMP, if at all, shall consist of material changes requested by Owner or changes directly resulting from field conditions not reasonably inferable from the documents referenced in Exhibit C or Construction Manager’s understanding of Site conditions.

7.3 Owner may, but is not obligated to, convert Construction Manager’s General Conditions Costs (the “GCC”) component of the applicable GMP to a lump sum, except as permitted in Part II, Articles 6 and Article 8.

7.4 Construction Manager shall include in the Costs of the Work and applicable GMP all Allowances stated in the Contract Documents. Items covered by these Allowances shall be supplied for such amounts and by such persons as Owner may direct. Whenever the estimated budget cost attributable to an Allowance item, as provided by Construction Manager pursuant to Exhibit A, Section 5 herein, is less than the actual cost of such Allowance, Construction Manager shall submit a proposed Change Order, detailing why the actual cost of such Allowance is greater than the estimated budget cost provided by Construction Manager pursuant to Exhibit A, Section 5 herein. Whenever the estimated budget cost attributable to an Allowance item is greater than the actual cost of such Allowance, the Cost of the Work and GMP shall be decreased by Change Order to reflect such difference.

7.5 Shared Savings. Fifty percent (50%) of remaining Contingency (“Savings”), established when all conditions to final completion are satisfied, shall inure to Owner and the remaining fifty percent (50%) shall be paid to Construction Manager as an additional fee (net of any assessed but unpaid liquidated damages), provided that such additional fee shall not be payable until forty-five (45) days after final completion and (including all Punch List Items) the final payment of all other amounts payable to Construction Manager hereunder have been paid and no default on Construction Manager’s part exists.

7.5.1 At the time of the negotiation and establishment of the applicable GMP, Owner and Construction Manager will come to agreement on sharing any additional savings that may be achieved on any other components of the GMP. If Owner and Construction Manager agree to share in any additional savings, that agreement will be memorialized in the GMP Amendment executed by the parties.

7.5.2 Construction Manager acknowledges that Owner’s agreement to share in Savings, and any additional agreement to share in savings achieved on other components of the applicable GMP as set forth in Part II, Section 7.5.1, is premised on Construction Manager’s irrevocable waiver of any a claim against Owner for lost profits, revenues or damages of any kind if any act or omission by Owner, or anyone for whom Owner is responsible, results in the decrease or elimination of Savings.

ARTICLE 8

CONSTRUCTION MANAGER’S FEE AND GENERAL CONDITIONS

8.1 Construction Manager’s Fee. In consideration of Construction Manager’s performance of all the Services and Work called for under this Agreement, Owner shall pay Construction Manager a fee (the “Construction Manager’s Fee”) as stated in Part I, Section 6.1.2, which Construction Manager’s Fee is subject to adjustment to the extent there are Change Orders that, cumulatively, exceed the Deadband. The Fee shall be converted to a lump sum when the parties agree to the applicable GMP.

8.2 General Conditions. Owner shall reimburse Construction Manager for the actual general conditions costs incurred by Construction Manager that directly relate to the proper performance of the Work (the “General Conditions Costs”), subject to the not-to-exceed amount for General Conditions Costs set forth in the applicable GMP Amendment. All General Conditions Costs shall be billed to Owner at the actual costs charged to or incurred by Construction Manager. Notwithstanding anything contained herein to the contrary, in no event shall the General Conditions Costs exceed the amount set forth in the applicable GMP Amendment, subject to adjustment upon the issuance of approved Change Orders. The not-to-exceed General Conditions Costs will be set forth in the General Conditions Matrix, to be attached hereto as part of Exhibit E, which shall contain “fully burdened” wage rates, and shall consist of the following:

8.2.1 All salaries, wages, fringe benefits and other employee compensation (including employer contributions to pension funds and insurance and group medical plans) of the project management staff employed by Construction Manager and approved by Owner, and the costs of all laborers located at the Site in the direct employ of Construction Manager in and about the performance of the Work, and all labor approved by the Project Manager and in the direct employ of Construction Manager in and about the performance of the Work. All project management staff employed by Construction Manager shall be employed on the Project on a full-time basis, unless otherwise agreed by Owner in writing. In any event, no more than forty (40) hours per week for any person employed for or in connection with the Project shall be chargeable by Construction Manager. Project Manager’s time and expense will be reimbursed under this Article for actual time spent on this project, regardless if such time was actually on-Site.

8.2.2 Payroll taxes and contributions, assessments or taxes for unemployment compensation, old age benefits, insurance, social security and other similar standard employee benefits insofar as the same are based upon wages or salaries paid to the field personnel, labor or employees of Construction Manager.

8.2.3 Local travel expenses for travel to the Project site and local consultants’ offices, provided Construction Manager uses reasonably economical, documented means of transportation. Travel to fabrication shops or consultants’ offices not located within fifty (50) miles of the Project site are reimbursable Costs of the Work and are not to be categorized as General Conditions Costs.

8.2.4 Costs of hand tools not owned by workmen and costs of canvas and tarpaulins, whether or not totally consumed in the performance of the Work, less the reasonable salvage value of such items used but not totally consumed in the performance of the Work.

8.2.5 Permit pickup, royalties and license fees necessary for performing the Work.

8.2.6 Costs incurred in connection with the reproduction of the Drawings and Specifications, long distance telephone, photographs, postage, travel, messenger service and similar petty cash items.

8.2.7 Costs reasonably and necessarily incurred due to an emergency, not compensated by insurance, affecting the safety of persons or property, except where caused by the negligence, recklessness or intentional misconduct of Construction Manager, any Subcontractors or any of their respective agents or employees.

8.2.8 Costs incurred with respect to cleaning, rubbish removal, removal of all debris from the Site in accordance with the provisions of this Agreement.

8.2.9 Compliance with and all other items relating to requirements of insurers and of safety, health, occupational, environmental and other laws, regulations, or rulings of governmental agencies, including, but not limited to OSHA, except where caused by the negligence, recklessness or intentional misconduct of Construction Manager, any Subcontractors or any of their respective agents or employees.

8.2.10 Cost incurred by Construction Manager directly related to the Project and attributable to the following items: estimating; field offices; permits and fees; product data; samples; shop drawings; small tools; hardware; and testing and inspecting customarily performed by trades.

8.2.11 Costs incurred for offsite payroll administration, accounting and data processing for the Project, as approved by Owner.

8.2.12 Procore shall be invoiced at the fixed rate of $0.65 per $1,000 of contract revenue.

8.2.13 Subsistence (Meals and temporary living expenses) totaling $3,397 per month, Plus Mileage in alignment with the GSA standard will be provided to individuals on the fixed rate staffing chart. Individuals with a company auto allowance will received 50% of the GSA standard for mileage beyond 60 miles in one day. Individuals without a Company auto allowance will receive the full GSA mileage reimbursement after 60 miles round trip per day. Individuals requiring these general conditions will be identified on the fixed rate staffing chart.

8.3 Non-Reimbursable Costs. The General Conditions shall not include and Owner shall not reimburse Construction Manager for any of the following costs, all of which shall be borne by Construction Manager at its sole cost and expense, including, but not limited to:

8.3.1 Salaries and/or other compensation, benefits and expenses of any corporate officers of Construction Manager.

8.3.2 Salaries and/or other compensation, benefits and expenses of Construction Manager’s regular or home or branch office employees and officers, except as expressly authorized in writing by Owner.

8.3.3 Expenses of operating Construction Manager’s home and branch office, including overhead and administration expenses, except for those offsite costs described in Section 8.2.

8.3.4 Interest on capital employed in connection with the Project.

8.3.5 Costs not reimbursed by insurance and due to the negligence, recklessness or intentional misconduct of Construction Manager, the Subcontractors or any of their agents or employees.

8.3.6 Costs which would have been insured but for the failure of Construction Manager or any Subcontractors to carry the insurance required by this Agreement or under the applicable Subcontracts; and any deductibles or self-insured retentions and co-pay obligations under Construction Manager’s SDI, CCIP and other insurance policies held by Construction Manager or its Subcontractors.

8.3.7 Costs for uncovering or correcting defective Work performed hereunder.

8.3.8 Costs which Construction Manager is, in fact, able to back-charge and deduct or otherwise collect from any Subcontractor or the SDI carrier.

8.3.9 Costs in excess of the applicable GMP, as the same may have been increased in accordance with the applicable provisions of this Agreement.

8.4 Construction Manager shall maintain clear and comprehensive records of all General Conditions Costs charged to Owner, including, but not limited to, a detailed description of each such cost with the date, time and location that such cost was incurred. Owner shall, at all times, have the right to conduct an audit of all such records and of any and all General Conditions Costs incurred by Construction Manager including, without limitation, the labor costs, rates and charges of any employee of Construction Manager or any affiliated company.

8.5 Notwithstanding anything to the contrary herein, Construction Manager does not guarantee any line item within the applicable GMP, but instead guarantees that the Cost of the Work plus the Construction Manger’s Fee, plus the General Conditions/General Requirements Work Lump sum for the scope of Work as required by the Contract Documents as a whole to be produced within the applicable GMP, as set forth in Exhibit E, due to the mismanagement or neglect of Construction Manager, and, in any event, without the prior written approval of Owner.

ARTICLE 9

CONSTRUCTION CONTINGENCY

9.1 The Construction Contingency shall be available, subject to Owner’s prior written approval, which shall not be unreasonably withheld, to cover unanticipated costs which would otherwise cause Construction Manager’s costs to exceed the applicable GMP, excluding:

9.1.1 Subcontractor defaults; costs occasioned by, and costs to correct, defective Work of Construction Manager and its Subcontractors or any party for whom they are responsible; overtime and other acceleration costs of Construction Manager and Subcontractors necessitated by Construction Manager’s failure to properly manage or coordinate the Work, or by a default of or delay caused by Construction Manager or its Subcontractor; costs, losses or damages caused by Construction Manager’s or its Subcontractors’ negligence, gross negligence or intentional misconduct or failure to fulfill a specific responsibility of their respective contract; fines and violations assessed by governmental authorities; satisfaction of Construction Manager’s indemnification obligations; and reimbursement for any liquidated damages assessed against Construction Manager. Construction Manager shall provide an accounting of the Construction Contingency as part of the Construction monthly Progress Report. Any costs which are the basis of a Change Order under this Agreement shall not be funded by the Contingency.

9.2 The Construction Contingency shall be available for costs of repairing damaged Work executed by the Construction Manager, Subcontractors, or suppliers, provided that such damaged Work was not caused by the negligence of, or failure to fulfill a specific responsibility by, the Construction Manager, and only to the extent that the cost of repair is not recovered by the Construction Manager, after Construction Manager’s exercise of diligent efforts, from insurance, sureties, Subcontractors, suppliers, or others.

9.3 Subject to Part II, Section 9.3.1, no amounts may be charged to the Construction Contingency except with prior written approval of Owner, which approval shall not be unreasonably withheld, and then only to the extent that such amounts have actually been paid or are to be paid by Construction Manager. Construction Contingency funds are further subject to the following restrictions:

9.3.1 Construction Manager shall have the right to charge up to $10,000.00 in each instance, against the Construction Contingency without Owner’s prior written approval, provided that such funds are for emergency use and Construction Manager was unable, after exercising reasonable efforts, to contact Owner concerning such use of the Contingency. Construction Manager shall provide Owner with written notice of such use within twenty four (24) hours and documentation evidencing the corresponding costs incurred, and a reasonable estimate of additional anticipated costs, within twenty (20) days of such written notice. In no event will Construction Manager charge in excess of $25,000.00 for multiple events in any two week period, without Owner’s prior written approval.

9.3.2 No sums may be charged to the Construction Contingency for Work for which Construction Manager is entitled to a Change Order hereunder.

9.3.3 Construction Manager is not entitled to payment of amounts which would otherwise be properly chargeable to the Construction Contingency to the extent that: (1) such amounts are properly chargeable to a Subcontractor or other responsible person or entity; (2) Construction Manager failed to notify Owner or its insurance carrier, if applicable, of the event which results in the claim to the Construction Contingency within ten (10) calendar days of such event; or (3) such amounts exceed the Construction Contingency set forth in the applicable GMP.

9.4 Any unused portion of the Construction Contingency, which sum will be calculated at the time of final payment, shall be shared equally as provided in Part II, Section 7.5.

ARTICLE 10

REQUISITIONS FOR PAYMENT

10.1 Owner shall make progress payments to Construction Manager at established intervals during the performance of the Work and in payment of Construction Manager’s Fee and Construction Manager’s General Conditions Costs in accordance with the procedures set forth in Exhibit E hereto.

10.2 If Owner fails to make undisputed payments to Construction Manager within thirty (30) days after Construction Manager’s Requisition for Payment is received, no interest will accrue for seven (7) days after the due date (“Grace Period”). Interest at the prevailing legal rate shall then accrue for the next thirty (30) days following the Grace Period. If Owner fails to pay the undisputed amount within this 30 day period, Construction Manager may serve a seven (7) day notice to Owner that it will suspend the performance of the Work if payment of the undisputed amount is not made within the seven (7) day notice period. If payment of the undisputed amount is not made within the seven (7) day notice period, Construction Manager may suspend the Work. If payment of the undisputed amount is not made within thirty (30) days after Construction Manager’s right to suspend Work matures, Construction Manager may terminate the Agreement upon written notice to Owner. The written notice to cure prior to suspension or termination must be furnished to Owner’s Representative as well as to Owner’s General Counsel and Chief Executive Officer. During the seven-day cure period, the parties’ respective Chief Executive Officers and their designees shall meet to discuss payment, and exercise good faith efforts within the cure period to agree on terms to avoid suspension of the Work. In the event of Owner’s failure to cure and Construction Manager’s election to suspend the Work, Construction Manager shall have no liability to Owner for delay or damage caused by the suspension of the Work. Before resuming the Work, Construction Manager shall be paid all sums due prior to suspension and reasonable, documented expenses actually incurred in the demobilization and remobilization of Construction Manager’s Work. The Project Schedule shall be equitably adjusted. Construction Manager shall serve notices to the Secured Party as defined in the attached form of Consent and Agreement (“Consent”, Exhibit J) when required under the Right to Cure provision (Section 1.3 of the Consent), and must provide Owner with a copy of any such notice. By serving such notices under the Consent, the Grace Period, other notice periods and timeframes in this Part II, Section 10.2 are neither reduced nor extended by the time periods set forth in the Consent.

ARTICLE 11

DISCOUNTS, REBATES, REFUNDS AND RENTALS

11.1 All cash discounts shall accrue to Owner, provided that Owner advances funds to Construction Manager with which to make payments relative thereto. Construction Manager shall promptly inform Owner of the availability of all cash discounts known to Construction Manager so as to afford Owner the opportunity to make such advance and obtain the same. For purposes of this Article, adequate current funds shall be deemed to be funds with which Construction Manager may make payments in order to obtain such discounts. All trade discounts, rebates and refunds and all returns from the sale of surplus materials and equipment shall accrue to Owner and Construction Manager shall take such steps as are necessary to ensure that Owner receives all of the foregoing. Any premium returns due to an initial overestimate of losses, payrolls, values, costs or other adjustable factors should accrue to Owner. Any dividends returned to Construction Manager as the result of good claims experience on this Project shall accrue to Owner.

ARTICLE 12

ACCOUNTING RECORDS

12.1 Construction Manager shall check and inventory all materials, equipment and supplies which have been paid for by Owner or incorporated into the Project. Construction Manager shall keep such full and detailed accounts, auditing records and procedures as may be necessary to ensure the proper financial management of the Work performed under this Agreement. Owner’s designated auditing agents and representatives shall at all times, upon reasonable notice to Construction Manager but in no event later than five (5) days from the date of any such notice, be afforded access to, and shall have the right to audit, all of Construction Manager’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to the performance of the Work and construction of the Project, except those legally privileged from disclosure. Owner’s right to audit the accounting records of Construction Manager shall survive the termination of this Agreement, and shall continue during any litigation arising out of or in connection with this Agreement. Construction Manager shall preserve all accounting records for a period of six (6) years after receipt of final payment hereunder. Notwithstanding anything contained herein to the contrary, the Owner’s audit rights shall not extend to any lump sum amounts, unit rates, established charges, fixed rates or multipliers.

ARTICLE 13

INSURANCE AND INDEMNIFICATION

13.1 Insurance.

13.1.1 Prior to the commencement of the Work, Construction Manager shall procure the insurance as more fully set forth in Exhibit F. Owner’s reimbursement of applicable premiums (to the extent directly attributable to this Agreement), as set forth in this Agreement, shall be paid when (and only to the extent) such amounts are due to the insurance carrier.

13.1.2 The provisions of this Article are not intended to, and shall not, release or excuse Construction Manager or any Subcontractor from any of their respective obligations under this Agreement or the Subcontracts, including, without limitation, Construction Manager’s indemnity obligation set forth in Part II, Section 13.2 below and to the extent otherwise provided in this Agreement or by law.

13.2 Indemnification. To the fullest extent permitted by the applicable law governing this Agreement, Construction Manager (which for the purpose of this Part II, Section 13.2 shall be referred to as “Indemnitor”) shall defend, indemnify and hold harmless Owner, Project Manager, the bond issuer, bond trustee and collateral agent, and the secured parties identified by the Owner, and any additional lender identified by Owner, and all of their respective directors, officers, partners, members, managers and employees, and any other parties defined as Additional Insureds in Exhibit F (“Owner Indemnitees”), from and against any third-party claim, cost, judgment, lawsuit, damage, expense or liability, including Owner Indemnitees’ reasonable attorneys’ fees and court costs (all hereinafter referred to as “Claims”), provided that such Claim is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by, arising out of, resulting from, occurring in connection with the willful misconduct and/or any negligent or wrongful act or omission of the Indemnitor, its Subcontractors or their respective agents or employees in the performance of the Work. This indemnification provision does not extend to Claims caused by the sole negligence of an Owner Indemnitee. To the extent a Claim is caused, in part, by the negligence of Owner Indemnitee, Construction Manager’s indemnification obligation under this Part II, Section 13.2 shall be equal to total liability arising from the Claim, less the portion of liability caused by the negligence of Owner Indemnitee. However, Construction Manager’s defense obligation under this Article shall be triggered immediately as to the entirety of any such Claim, subject to reimbursement from Owner Indemnitee for the defense fees and costs attributable to Owner Indemnitee’s proportional negligence upon proof of same.

13.2.1 Such obligation shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity that otherwise would exist as to any party or person described in this Part II, Section 13.2. In any and all claims against Owner or its members, partners, agents or employees or Project Manager by any employee of Construction Manager, the indemnification obligation under this Part II, Section 13.2 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Construction Manager under workers’ compensation acts, disability benefit acts or other employee benefit acts.

13.2.2 Indemnitor is solely responsible for the safety conditions of the Work Area. Indemnitor is fully responsible for the compliance with all current and hereinafter enacted requirements and provisions under the Occupational Safety and Health act of 1970 (OSHA), any and all applicable state and local health and safety regulations and/or any special standards and/or requirements promulgated by Owner and with regard to the Work, Work Area, workers, and those of the Subcontractors. Accordingly, Indemnitor will defend, hold and save harmless the Owner Indemnitees from any claim, cost, lawsuits, judgments, loss, damage, fines, penalties, expense or liability, including legal fees, which they might suffer or incur by reason of (1) any demand, assessment, levy, action, lawsuit or proceeding by a member of the public or any governmental authority arising out of a failure to work in accordance with any requirement or provision of OSHA, any and all applicable state and local health and safety regulations, breach of contract, willful misconduct, or Owner’s special requirements as aforesaid.

13.2.3 Owner’s review and/or approval of any documents provided or service performed by Construction Manager, its Subcontractors or anyone for whom they may be responsible, shall not relieve Construction Manager of its responsibilities under this Agreement or under applicable law. Construction Manager specifically waives any right to assert a claim against Owner or any of its Indemnitees by virtue of Owner’s review and/or approval of any documents provided or services performed by Construction Manager, its Subcontractors or anyone for whom they may be responsible.

13.2.4 Any insurance protection required by this Agreement or any other provision of the Contract Documents shall in no way limit Construction Manager’s responsibility or that of its Subcontractors, or limit their responsibility to indemnify, save, and hold harmless and defend the Owner Indemnitees as provided in this Article.

13.2.5 The provisions of the indemnity provided for herein shall not be construed to indemnify any of the Owner Indemnitees for their own negligence (except as permitted by law) or to eliminate or reduce any other indemnification or right which Owner and Construction Manager have by law.

13.2.6 Construction Manager shall cause the foregoing indemnification agreement by Construction Manager to be included in each subcontract between Construction Manager and a Subcontractor and between each Subcontractor and its sub-Subcontractors and shall be in favor of each of the Owner Indemnitees and Construction Manager, and at Owner’s request, Construction Manager shall provide evidence satisfactory to Owner that it has fulfilled its obligation under this Section.

13.2.7 The indemnifications afforded pursuant to this Article requiring performance by either party subsequent to the expiration or termination of this Agreement shall survive such expiration or termination.

13.2.8 The obligation set forth in this Section shall specifically include (but without limitation), all claims directly or indirectly alleged to arise under any scaffolding, structural work or safe place law, or any law with respect to the protection of adjacent landowners.

ARTICLE 14

LIENS AND CLAIMS OF THIRD PARTIES

14.1 If, at any time prior to the Final Completion of the Work and final payment to Construction Manager hereunder, there is filed of record a lien of any kind whatsoever for work, labor, equipment or materials furnished in the performance of the Work or in connection with the Project for which Owner shall have paid or reimbursed Construction Manager and which, if established, would become an obligation for which Owner might become liable, and, thereafter, unless such lien has been discharged of record by payment, bond or otherwise at Construction Manager’s sole cost and expense and at no cost to Owner, Owner shall have the right to retain out of any payment then due or thereafter becoming due to Construction Manager under the terms of this Agreement an amount sufficient to indemnify Owner fully for any and all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which it might incur by reason of such lien. If any payment made to Construction Manager by Owner shall include any unpaid obligations of Construction Manager to such claimant, and if Owner is thereafter compelled to pay such claimant after having already made payment therefor to Construction Manager, then, Construction Manager, within ten (10) days after written notice thereof from Owner to Construction Manager, shall refund to Owner an amount equal to the amount paid by Owner to such claimant, plus interest, up to the amount of Construction Manager’s unpaid obligations to such claimant, together with all direct costs and expenses incurred by Owner in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements.

14.2 If any Subcontractor performing work or furnishing materials, supplies or equipment in connection with the Project, or any sub-Subcontractor or other person or entity claiming under or through such Subcontractor shall suffer, permit, file or cause to be filed any lien against the Project or any portion thereof, Construction Manager, at its sole cost and expense, shall within fifteen (15) days after written notice from Owner, cause such lien to be canceled and discharged of record by payment, bond or otherwise, provided Owner has made all payments required to be made hereunder with respect to such matters, or Owner has a good faith dispute covering such matters, as are covered by such lien. If such lien is not canceled and discharged by Construction Manager as aforesaid, Owner shall have the right to cause such lien to be canceled and discharged and, in such event, all costs and expenses incurred by Owner in connection therewith, including, without limitation, premiums for any bond furnished in connection with such cancellation and discharge and reasonable attorneys’ fees and disbursements, shall be paid by Construction Manager to Owner on demand, or, at the option of Owner, shall be deducted from any payment then due or thereafter becoming due to Construction Manager under the terms of this Agreement. Notwithstanding the foregoing, if the lien arises by reason of any unpaid obligation of Owner to Construction Manager for Work performed in accordance with the Contract Documents (i.e., Work as to which there is no dispute), Owner shall have no right to retain any monies otherwise due and owing to Construction Manager.

ARTICLE 15

ASSIGNMENT

15.1 By Construction Manager. Construction Manager shall not assign this Agreement or the performance of all or any portion of its obligations hereunder without the prior written consent of Owner, which consent may be given or withheld in Owner’s sole and exclusive discretion. The provisions of this Section may not be waived or otherwise modified except by a written instrument executed by Owner.

15.2 Owner’s Collateral Assignment; Consent. Owner has advised Construction Manager that the Project will be financed with the proceeds of bonds issued by the Toledo-Lucas County Port Authority (the “Issuer”) pursuant to a trust indenture between the Issuer and UMB Bank, N.A., a national association (the “Trustee”), and that Owner and Issuer will enter into a lease agreement (“Financing Agreement”) pursuant to which Issuer will deliver the proceeds of the bonds to Owner for the purpose of financing a portion of the costs of the acquisition, construction, improvement, development, equipping and furnishing of the Project and certain related expenses. Construction Manager shall execute an agreement among the Construction Manager, Trustee and Owner, in a form substantially similar to the attached Consent and Agreement (Exhibit J) on or about the date of closing of the aforementioned bonds.

15.2.1 Owner shall be freely entitled, without the consent of Construction Manager, to assign, novate, transfer, pledge, charge or otherwise encumber its rights arising under this Agreement (including any performance assurance provided by Construction Manager) as collateral to any financing party providing financing for Owner’s Project or assignee of such financing party. At the request of Owner, Construction Manager shall enter into a direct agreement with the financing parties and Owner in a form customarily required for projects of this kind and reasonably acceptable to Construction Manager which may include among other things:

(a)

notification to, and acknowledgment and consent from Construction Manager in respect of the assignment or security over Owner’s rights and obligations under this Agreement (including any performance assurance provided by Construction Manager);

(b)	arrangements in respect of the assumption of outstanding liabilities on terms to be agreed;

(c)	obligations to notify the financing parties of Owner’s defaults under this Agreement;

(d)	extended cure rights for the financing parties prior to any suspension or termination by Construction Manager. If default is for non-payment, cure period cannot extend beyond Thirty (30) days; and

(e)	rights for the financing parties to be provided with information and to attend agreed meetings in relation to the performance under this Agreement.

15.2.2 If requested by Owner, Construction Manager will negotiate, acting reasonably, amendments or additions to this Agreement (including, by way of example, certain mechanics regarding the payment terms) resulting from the financing agreements and amendments thereto; provided, however, that Construction Manager shall not be required to agree to any amendment, waiver or other modification that would adversely impact Construction Manager’s rights under this Agreement.

15.2.3 Owner is required by the Issuer to engage a consultant to serve as the “Construction Monitor” under the Financing Agreement. Construction Manager shall cooperate, as necessary and in good faith, with requests made by the Construction Monitor.

15.3 Mandatory Contract Provisions Imposed by Issuer for this Agreement and Subcontracts.

15.3.1 Construction Manager acknowledges that Issuer and Owner entered into or are entering into an agreement in which Owner is designated as Developer and Issuer is designated as the Authority (the “Development Services Agreement”). The Development Services Agreement requires that the following mandatory provisions (a-i) be (and Construction Manager hereby accepts that they are) included in this Agreement, and that Construction Manager include, via flow-down provision, provisions (a-e) in each Subcontract:

(a)

Construction Manager will indemnify Issuer to the same extent that it indemnifies Owner. With respect to the Work, and solely to the extent necessary to effect such indemnity, Construction Manager hereby expressly and specifically waives the constitutional and statutory immunity from suit and causes of action provided to employers in Section 35, Article II of the Ohio Constitution and Section 4123.74 of the Ohio Revised Code, as well as any other similar immunity provided for or by any statute, law or constitutional provision of the State of Ohio and of any other applicable state. This covenant shall survive the termination of this Agreement.

(b)

Issuer has issued or will issue its Environmental Facilities Revenue Bonds, Series 2023A (AquaBounty Farms Ohio LLC Project) (Green Bonds) (the “Tax-Exempt Series 2023 Bonds”) and its Taxable Environmental Facilities Revenue Bonds, Series 2023B (AquaBounty Farms Ohio LLC Project) (Green Bonds) (the “Taxable Series 2023 Bonds” and together with the Tax-Exempt Series 2023 Bonds, the “Series 2023 Bonds”) pursuant to an Indenture of Trust (the “Indenture”) between Issuer and Trustee and, from the proceeds of the sale of the Series 2023 Bonds has made or authorized, or will make or authorize, certain deposits of bond proceeds available for construction costs related to the Project.

(c)

Construction Manager acknowledges that the obligations of Issuer with respect to payment for the Work are limited to the applicable and available funds established by Issuer for purposes of the development of the Project (the “Project Funds”) and that Issuer is not and shall not be obligated to use any money or assets other than the Project Funds in connection with the Work or to satisfy any duties, obligations, requirements or liabilities whatsoever under this Agreement. Under the terms of a lease agreement between Issuer, as lessor, and Owner, as lessee (the “Lessee”), Issuer will use a portion of the proceeds of the Series 2023 Bonds to the extent available, to pay its obligations under the Development Services Agreement with respect to the Project, and Owner is required to utilize such payments, to the extent applicable, to pay its obligations with respect to this Agreement. If the proceeds of the Series 2023 Bonds available to pay the obligations under the Development Services Agreement, as described in this paragraph and paragraph (b) above, are insufficient to pay the obligations of Owner under this Agreement, Construction Manager irrevocably acknowledges and agrees that it will look solely to Owner for the payment of any additional amounts due or allegedly due under this Agreement, and that it will not assert or bring any claim against Issuer, the original purchasers of the respective series of Series 2023 Bonds (or any subsequent Holder of such Series 2023 Bonds), or the Trustee with respect to any such amounts not payable from deposits available to the Issuer.

(d)

Without limiting the foregoing, it is expressly understood and agreed that neither Owner, Construction Manager, nor any other person shall have any right or claim to any payment from, or any claim on any revenues of, Issuer other than the portions of the proceeds of the Series 2023 Bonds available to pay any obligations under this Agreement, and no obligation of Issuer hereunder, or under any other contract made by Owner for or on behalf of Issuer with respect to the Project, shall constitute a general debt or a pledge of the general credit of Issuer, or give rise to any pecuniary liability of Issuer except from, and all such obligations shall be payable solely and exclusively from, the proceeds of the Series 2023 Bonds to the extent, if any, available.

(e)

Construction Manager represents and warrants to Owner and Issuer that it is and will remain in compliance and, upon request, will provide to Owner appropriate statements or affidavits (and will procure the same from all Subcontractors and provide them to Owner) stating that it is in compliance with all legal requirements for contracting with the Issuer and that it is not aware of any finding for recovery having been issued against it by the Auditor of the State of Ohio which is “unresolved” under Section 9.24 of the Ohio Revised Code.

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(f)	Construction Manager acknowledges that this Agreement is assignable by Owner to Issuer or to the purchasers of the Series 2023 Bonds.

(g)

Construction Manager shall include the provisions of paragraphs (a) through (e) above in all Subcontracts (or contracts for the supply of materials to be used in the Work), or in the absence thereof, shall use commercially reasonable efforts to ensure that all Contractors or material suppliers comply with such provisions.

(h)

Construction Manager acknowledges that Issuer may be entitled to an Ohio sales and use tax exemption pursuant to Section 5739.02(B) of the Ohio Revised Code for building and construction materials or services incorporated into the real estate being improved by the Work and Construction Manager shall not pay any such Ohio sales or use tax to the extent that exemption is applicable, but only if Owner has provided Construction Manager with an appropriate certification (or copy thereof) signed by Issuer, evidencing the availability of such exemption. Construction Manager shall, and shall require all Subcontractors and vendors to, retain copies of all records required under Section 5739.03 of the Ohio Revised Code in connection with the sales or use tax exemption for at least five years after completion of the Work and shall provide those records to the Tax Commissioner of the State of Ohio upon request. This covenant shall survive the termination of this Agreement.

(i)

Construction Manager irrevocably acknowledges and agrees that the Project is a “public improvement” within the meaning of Section 1311.25 of the Ohio Revised Code, et seq. (“Attested Account Statute”), that it has been provided with, and has provided to each of its Subcontractors, a copy of a Notice of Commencement provided by or on behalf of Issuer under Section 1311.252 of the Ohio Revised Code with respect to the Project, that neither it nor any Subcontractor, material provider or other person claiming by, under or through Construction Manager shall have any right to or shall assert a right to a lien on the Project as a result of performing or providing work or materials relating to the Project, and that the sole right and claim of Construction Manager (and any Subcontractor, material provider or other person claiming by, under or through Construction Manager) shall be the right, if any, to assert a “public lien” claim in accordance with all requirements of the Attested Account Statute against the Project Fund, if any, that would otherwise be paid to Owner with respect to the Project under the Development Services Agreement subject to all defenses that Issuer may have against Owner.

ARTICLE 16

[INTENTIONALLY DELETED]

ARTICLE 17

CODES

17.1 Construction Manager, in cooperation with A/E and Other Owner Consultants, shall use its best efforts to advise Owner and A/E and Other Owner Consultants concerning the requirements of any law, rule, regulation or code or the requirements of any governmental authority having jurisdiction over the performance of the Work and/or the Project where such compliance is discretionary rather than mandatory and shall use its best efforts to advise Owner and A/E and Other Owner Consultants whether the Contract Documents are in accordance with the requirements of the foregoing.

ARTICLE 18

PERSONNEL

18.1 Construction Manager shall, at no additional cost to Owner, commit as many employees and as much time to the Project as is needed, from time to time, to meet its obligations under this Agreement, unless the need for such additional personnel is caused by the acts of Owner or third parties.

18.2 If any of the Key Personnel become unavailable to perform Services or Work in connection with the Project under this Agreement for reasons beyond the control of Construction Manager, then Construction Manager, subject to the approval of Owner, shall promptly appoint a replacement. Owner shall be provided complete information on each such replacement, including a current resume, and shall have the opportunity to interview each replacement.

18.3 Construction Manager shall not transfer or re-assign any of the Key Personnel to other projects or matters without the prior written consent of Owner, which consent may be withheld in the sole discretion of Owner. Owner shall have the right to require that Construction Manager re-assign any of the Key Personnel or any of Construction Manager’s other personnel for any reason whatsoever at the sole discretion of Owner.

18.4 Owner’s approval of any such person (or of any substitute for such person) shall not relieve Construction Manager of, or otherwise limit or affect, Construction Manager’s obligation to employ competent persons of sufficient skill and experience to perform their assigned responsibilities in accordance with the standards and requirements set forth in the Contract.

ARTICLE 19

WARRANTIES AND GUARANTIES

19.1 Construction Manager warrants that:

19.1.1 Work performed under this Agreement will conform to the requirements contained in the Contract Documents, and will be free of any defects in equipment, material, or design furnished, or workmanship performed by Construction Manager, or any Subcontractor or Materialman retained by it for purposes of performing the Work contemplated by this Agreement;

19.1.2 the materials and equipment provided in support of the Work performed are new; and

19.1.3 it has secured all rights, titles, licenses and other authority which may be required to enable it to perform the Work.

19.2 This warranty shall continue in effect for one (1) year from Substantial Completion of the entire Project (or for such longer period as called for in the Contract Documents).

19.3 Construction Manager shall remedy, at its own expense, any failure of, or failure to conform, or any defect in the Work during the aforesaid warranty period. In addition, Construction Manager shall remedy at its own expense, any damage to Owner’s owned or controlled real or personal property when that damage is the result of Construction Manager’s failure to strictly conform to the Contract Documents, or any defect in any equipment, material, workmanship, or design furnished by Construction Manager as part of the Work. In the event Owner is required to incur any expense relating to the correction of any defective work after providing reasonable notice to Construction Manager to correct such Work, all such expenses, including additional testing and inspections and compensation of A/E and Other Owner Consultants or attorney’s fees made necessary thereby, shall be the sole obligation of Construction Manager who shall reimburse Owner upon demand. Notwithstanding the foregoing, Construction Manager shall not be responsible for any damage or defect caused by abuse, modifications not approved by Construction Manager, improper or insufficient maintenance, improper operation and normal wear and tear.

19.4 Construction Manager shall require each Subcontractor to execute and deliver to Owner a warranty of the Work performed by such Subcontractor, in form satisfactory to Owner which shall equal or exceed the requirements of this Agreement and any additional requirements set forth in the Contract Documents and shall otherwise be in form and substance satisfactory to Owner. Such warranty by a Subcontractor shall be enforceable directly by Owner against each such Subcontractor and shall be in addition to any warranty provided by Construction Manager herein. Construction Manager shall obtain warranties with respect to all equipment and materials and personal property supplied with respect to the Work from the respective suppliers, at least as favorable as those generally supplied with respect to such equipment, materials and personal property by the supplies thereof and satisfying any requirements set forth in the Contract Documents, which warranties shall be enforceable directly by Owner against such suppliers and shall be in addition to any warranty provided by Construction Manager herein or by any

Subcontractor. The warranties shall be executed by the respective suppliers or Subcontractors not later than the date of payment to be made with substantial completion of the applicable subcontract or purchase order. Construction Manager shall obtain such warranties from each Subcontractor and supplier and deliver one executed original of each to Owner. Construction Manager shall bind copies of warranties together in a single volume, grouped by trade and properly indexed. Owner shall have no obligation to make any payment upon Substantial Completion of the Work provided by any Subcontractor or supplier unless such Subcontractor or supplier has delivered the warranties required of such party.

19.5 Post-Completion Warranty Inspection. Unless waived in writing by Owner, thirty (30) days prior to expiration of the warranty period required by this Agreement, Construction Manager together with A/E and Other Owner Consultants, shall inspect the Work and provide a detailed report (the “Warranty Report”) setting forth all observable defects and/or non-conforming Work (the “Defective Work”). A/E and Other Owner Consultants shall forward the Warranty Report to Construction Manager and Owner within five (5) days of such inspection. Owner shall be entitled to add any items to the Warranty Report, and notify A/E and Other Owner Consultants and Construction Manager of said items. Upon Construction Manager’s receipt of the Warranty Report, Construction Manager shall correct or cause to be corrected the Defective Work at no expense to Owner. Construction Manager shall be obligated to secure the cooperation of the applicable Subcontractors to promptly remedy any conditions reflected on the Warranty Report related to the workmanship and other warranties provided for in Construction Manager’s or Subcontractor’s Agreement(s). Failure of Owner or A/E and Other Owner Consultants to list any defective, deficient or non-conforming Work on the Warranty Report shall not be deemed a waiver and shall not relieve Construction Manager of its responsibility to identify and correct all such defective, deficient or non-conforming Work.

19.6 All warranties and guarantees required by this Agreement or obtained by Construction Manager or its Subcontractors, or material suppliers/vendors as a result of performing the Work shall be assignable to Owner, and, in addition, assignable by Owner to any permitted assignee under this Agreement.

19.7 In no way shall the provisions of this Article limit Construction Manager’s liability under any applicable Statutes of Limitations.

19.8 Survival. The provisions of this Article shall survive and continue beyond the Final Payment and the Final Completion Date or any termination of this Agreement.

ARTICLE 20

MATERIALS AND EQUIPMENT

20.1 As the Work progresses, title to each item of material or equipment shall vest in Owner upon the earlier to occur of (i) incorporation of such item as a part of the Project; or (ii) payment for such item by Owner. Each such item shall then become the sole property of Owner, subject to the right of A/E and Other Owner Consultants to reject the same within a reasonable period of time for failure to conform to the Contract Documents. Nothing contained herein, however, shall be construed to transfer the risk of loss from Construction Manager to Owner until Final Completion of the entire Project. Until Final Completion of the Project, Construction Manager shall be responsible for insuring such materials and equipment and for obtaining any materials and equipment required to replace materials lost or damaged through such damage, theft, vandalism or other cause without cost or expense to Owner.

20.2 Construction Manager warrants that (i) title to all materials and equipment incorporated in the Project or paid for by Owner, including, without limitation, title to materials and equipment pre-purchased by Construction Manager in accordance with the provisions of this Section shall pass to Owner free and clear of all liens, claims, security interests and encumbrances of every kind; (ii) that no materials or equipment covered by any Requisition shall be subject to an agreement under which an interest therein or an encumbrance thereon shall have been retained by the seller or otherwise imposed by or upon Construction Manager, seller or any other person; and (iii) that all manufacturers’ warranties and/or guarantees shall be in full force and effect as of the date of installation, testing and acceptance by Owner, A/E and Other Owner Consultants or Construction Manager or upon being placed in storage at the Project or at an insured or bonded off-Site storage location approved in writing by Owner.

20.2.1 The products, materials and equipment of manufacturers referred to in the Drawings and Specifications are intended to establish the standard of quality and design required by A/E and Other Owner Consultants. Materials of manufacturers other than those specified or approved by A/E and Other Owner Consultants as equal in all respects, may be used if accepted by Owner, which acceptance shall be reflected in a Change Order approved by Owner.

20.2.2 A/E and Other Owner Consultants shall be the sole judges of the equivalency of proposed substitute materials. A/E and Other Owner Consultants shall make written recommendations of acceptance or rejection of substitute products, materials or equipment to Owner. Owner shall then authorize the issuance to Construction Manager of written approval or rejection of the substitution. Notwithstanding the foregoing, Owner, in its sole discretion, may authorize rejection of a proposed substitution notwithstanding the fact that A/E and Other Owner Consultants Providers may have judged it equivalent and recommended acceptance of the same.

20.2.3 If Construction Manager or any Subcontractor desires to use a substitute item, Construction Manager shall in timely fashion, submit a written application to A/E and Other Owner Consultants (taking into account the progress of the Work, the period of delivery of the goods concerned and adequate time for A/E’s and Other Owner Consultants’ review) fully identifying (a) all proposed Drawings and Specifications as to which the proposed substitute applies or affects; and (b) the cost of such changes (if any), together with substantiating data, samples, brochures and other supporting documentation to verify that the substituted item will comply in all respect with the item originally proposed. A copy of any such application shall be delivered to Owner simultaneously with its delivery to A/E and Other Owner Consultants.

20.2.4 Construction Manager shall support its request with such evidence as A/E and Other Owner Consultants request to make a fair and equitable recommendation to Owner on the merits of the proposal. Any item by a manufacturer other than those specified in the Contract Documents, and any brand name or model number or of generic species other than those specified in the Contract Documents, shall be considered a substitution.

20.2.5 Approved substitutions will be incorporated into the drawings and specifications and, once a substitution is accepted by Owner, the performance of the substituted item, if properly installed by Construction Manager or its Subcontractor, shall be the responsibility of the Owner.

20.2.6 The applicable GMP shall not be increased, and the applicable Substantial Completion Date(s) and Final Completion Date shall not be extended, by reason of the use of a substitute item submitted by Construction Manager or any Subcontractor and approved by Owner, nor shall Construction Manager be entitled to any compensation for any delay caused thereby or related thereto, unless the specified product, material or equipment for which the substitute proposed is, in Owner’s reasonable judgment, not obtainable or would delay the progress of the Work, in either of which events Construction Manager may apply for a Change Order authorizing:

(a)	an increase in the GMP in an amount equal to the net increase, if any, in the Cost of the Work directly resulting by reason of such approved substitution; and

(b)	any appropriate extension of time required therefor.

20.3 Construction Manager shall not use, in connection with the Work, any hazardous waste, toxic substance or related materials, including substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9061 et seq., Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1802, and the Resource Conservation Act and Recovery Act, as amended, 42 U.S.C. Sec. 6901 et seq. (“Hazardous Materials”) in such manner as would violate any laws or Government requirements or would cause any damage or a risk of any damage to the environment, or in such a manner as to leave any residue which could be hazardous to persons or property or cause liability to Owner.

ARTICLE 21

CHANGES IN THE WORK

21.1 As used herein, a “Change Order” shall be the instrument required to authorize any change in the Work which would result in:

21.1.1 A change in the basic character or design of the Project;

21.1.2 A deviation from design standards established by the Contract Documents for the Project;

21.1.3 An extension of the Substantial Completion Date(s) and/or the Final Completion Date; or

21.1.4 An increase or decrease in the initial GMP or Final GMP, as applicable.

21.2 Owner, without invalidating or abandoning this Agreement, may at any time require changes in the Work consisting of additions, deletions or other revisions. All such required changes in the Work shall be requested via a Field Change Authorization, which shall be submitted to Owner, the A/E or Other Owner Consultants by Construction Manager within seven (7) days of such request. In order to be deemed part of the Work and authorized by Owner, the Field Change Authorization shall be prepared by Construction Manager and, when countersigned by Owner shall become a Change Order. All Field Change Authorizations shall be submitted using AIA Document G713, or in such other form as acceptable to Owner, and shall contain the following information:

21.2.1 Suitable breakdowns by trade and work classification, as well as Construction Manager’s estimate of:

(a)	the cost of the change including Subcontractor take-offs and labor time reflected in the Field Change Authorization;

(b)	any resulting increase or decrease in the applicable GMP;

(c)	the agreed-upon cost, as stated in Part I, Section 6.2.2, for Subcontractor overhead and profit on the cost for the labor and materials reflected in the proposed Change Order(s);

(d)	the agreed upon cost, as stated in Part I, Section 6.2.1, for Construction Manager’s Fee and General Conditions costs (if any) for the proposed Change Order(s);

(e)

any changes in the Work and/or the Project Schedule (including the Substantial Completion Date and/or the Final Completion Date) which would result from implementation of the Field Change Authorization.

21.2.2 The percentages set forth in Part I, Section 6.2, shall be applied for combined overhead and profit, as appropriate, unless otherwise stated, and are maximums that may be added to approved costs of the Work. Those percentages shall be Construction Manager’s sole payment for overhead, profit, Fee, and General Conditions Costs related to such Change Orders, and any other provision of this Agreement relating to any Fee or General Conditions Costs as a percentage of the Cost of the Work shall not apply to any Change Order. Construction Manager and any Subcontractors shall not include any markup, overhead or profit for the costs of products or equipment purchased directly by Owner and furnished to Construction Manager.

21.2.3 The percentages set forth in Part I, Section 6.2, are fair, and they include adequate compensation for the costs of all supervision, overhead, profit, and any other expenses related to any Change Order. No percentage, fee or markup of any kind shall be applicable to any premium portion of wages, taxes or related benefits.

21.2.4 The net cost of any labor and materials reflected in a proposed Change Order shall not include any Subcontractor or Construction Manager markups or costs for layout, supervision, home or field office expenses, general expenses, small tools or related items, overhead, profit, or any other related costs.

21.2.5 If A/E and/or Other Owner Consultants certify, and Owner approves, the Field Change Authorization, by countersigning the same and delivering a signed copy thereof to Construction Manager, such Field Change Authorization shall constitute a validly issued Change Order, and the Cost of the Work, the applicable GMP, the applicable Substantial Completion Date, the Final Completion Date, and the Contract Documents shall, where appropriate, be deemed adjusted in accordance with the terms of such Change Order.

21.3 Construction Manager shall not accept a Subcontractor’s Field Change Authorization that will result in a significant delay in the performance and Completion of the Work or that requires an increase in the applicable GMP, unless (1) the GMP increase has been fully justified and is not the result of any act or failure to act on behalf of the Subcontractor initiating the Field Change Authorization and, (2) a valid reason exists for such delay which is not the result of any act or failure to act on behalf of the Subcontractor initiating the Field Change Authorization. Any Change Order submitted to Owner that adjusts the Project Schedule and extends the Substantial Completion Date and/or the Final Completion Date must be supported by a critical path analysis, produced by Construction Manager in a form acceptable to Owner, demonstrating, with consideration of any concurrent delays, the effect of the delay on the overall critical path of the Project, and shall reflect the number of days equal to the critical path delay actually incurred.

21.4 Any work performed by Construction Manager which is contrary to the Work as required by the Contract Documents shall be performed at Construction Manager’s sole risk, cost and expense, unless the same shall have been authorized by a Change Order, as defined in accordance with this Article.

21.5 If Owner or A/E or Other Owner Consultants dispute any of the items set forth in the Field Change Authorization, then Owner shall give Construction Manager written notice of such dispute (the “Owner’s Dispute Notice”), which notice shall set forth:

21.5.1 those items in the Field Change Authorization which Owner does not dispute; and

21.5.2 whether Owner desires that Construction Manager perform any portion of the change corresponding to a non-disputed portion of the Field Change Authorization and/or corresponding to a disputed portion of the Field Change Authorization.

21.6 If Owner’s Dispute Notice shall direct Construction Manager to perform any change corresponding to a non-disputed item, that portion of the Field Change Authorization which relates to the non-disputed item, together with Owner’s direction to perform the change corresponding to the non-disputed item, as set forth in Owner’s Dispute Notice, shall constitute a validly issued Change Order, and Construction Manager shall promptly undertake to perform the same.

21.7 If Owner’s Dispute Notice shall direct Construction Manager to perform any change corresponding to a disputed item, such portion of Owner’s Dispute Notice may be deemed to be a Directed Change Order as provided for and governed in Part II, Section 21.11 below.

21.8 All payments made by Owner for Change Order work shall constitute full payment for the additional Work covered thereby and for any delay, impact or disruption cost or expense occasioned by reason of such change and shall release Owner from any further liability to Construction Manager and/or any Subcontractors with respect thereto.

21.9 No time extension shall be granted to Construction Manager by reason of the issuance of any Change Order unless it is expressly stated therein.

21.10 No payment shall be made, nor shall Construction Manager be entitled to payment for any extra work or Change Order work which has not been submitted in advance to Owner for its written prior approval. No time extension shall be granted to Construction Manager by reason of the issuance of any Change Order unless so expressly stated therein.

21.11 Notwithstanding any other provision of this Part II, Article 21, Owner may direct a change in the Work prior to the parties’ agreement on adjustment, if any, in the applicable GMP or Project Schedule, by issuing a written order directing Construction Manager to proceed with the Work constituting such change and, if applicable, providing for any adjustment in the GMP or Milestone Dates resulting from such change (“Directed Change Order”). Any such adjustment in (a) the GMP shall, at Owner’s election, equal either (i) the respective amounts therefor set forth in said Directed Change Order or (ii) the actual net increase or decrease, as the case may be, in the Cost of the Work attributable to such change plus, in the case of a net increase, an amount for Construction Manager’s overhead and profit which shall be applied to such net increase in accordance with Part I, Section 6.2, or (b) the Project Schedule, if applicable, shall, at Owner’s election, equal the period of time set forth in said Directed Change Order or, if no period is set forth therein, then the period of time, if any, fairly attributable to such change which can be demonstrated to have impacted the critical path of the Project Schedule. Upon Construction Manager’s receipt of a Directed Change Order, Construction Manager shall proceed with the Work constituting the Change provided for therein, promptly after said receipt or as otherwise may be required in said Directed Change Order. If Construction Manager fails to object to a Directed Change Order or any portion thereof within fourteen (14) days after Construction Manager’s receipt of same, or otherwise states its agreement in writing, at any time, to said Directed Change Order or portion thereof, then Construction Manager shall thereby be deemed to have (x) waived any right to object to any adjustments in the GMP or Project Schedule provided for in such Directed Change Order or portion thereof, (y) agreed to any such adjustment, and (z) acknowledged that such adjustments, if any, shall constitute the complete and final consideration for all costs, claims, delays or damages incurred by Construction Manager as a consequence of the change provided for in said Directed Change Order or portion thereof; in such event, said Directed Change Order or portion thereof shall thereupon be deemed to constitute a Change Order for all purposes under this Agreement.

21.12 At all times, and notwithstanding any other provision of this Agreement, Owner and A/E and Other Owner Consultants shall have the right to order minor changes in the Work which do not have any effect on the Cost of the Work or Project Schedule (“Minor Changes”). Minor Changes shall be authorized by written order issued by Owner or A/E and Other Owner Consultants, and shall be binding on Construction Manager even though Construction Manager shall not have executed the same. Construction Manager shall perform Minor Changes promptly and in accordance with the Project Schedule.

ARTICLE 22

DIFFERING SITE CONDITIONS

22.1 Construction Manager warrants that it has (1) visibly inspected the Premises and is aware of the reasonably observable physical conditions of the Premises; (2) extensively examined the Contract Documents; (3) identified the means and methods required to perform the Work and possesses the knowledge and ability to perform the Work utilizing the means and methods so identified; and (4) included all means and methods required to perform the Work required by the Contract Documents and as such reasonable inference may be made from the Contract Documents.

22.2 Verification, Dimensions and Site Conditions. Before proceeding with the Work, Construction Manager shall investigate all surrounding conditions of the Project Site. Construction Manager shall take, determine, investigate and verify all measurements, dimensions, and existing construction of the Project Site and other conditions for the performance of the Work and shall check and coordinate the information contained in the Contract Documents with respect to the requirements of the Work except that Construction Manager shall not be responsible for the coordination of the Contract Drawings and Specifications. Construction Manager shall be responsible for determining the exact location of and to verify the spatial relationships of all Work. Subject to the foregoing, before proceeding with the Work, if any conflicts are found in the Contract Documents, or if Construction Manager has any questions concerning the foregoing, Construction Manager shall immediately notify Owner and A/E and Other Owner Consultants and shall thereafter perform the Work in accordance with the directions of Owner and A/E and Other Owner Consultants at no change in the applicable GMP.

22.3 Construction Manager shall promptly notify Owner and A/E and Other Owner Consultants in writing of any previously unknown physical conditions of an unusual nature, differing materially from those ordinarily encountered in and around a project of this nature and generally recognized as inherent in character of the work provided for in this Agreement. A/E and Other Owner Consultants shall promptly investigate the conditions reported and, if it is found that such conditions do materially differ and will cause an increase or decrease in the Cost of the Work, or the time required for performance of any part of the Work, a Change Order shall be authorized by Owner and Construction Manager shall be paid in the manner provided therein for payment and receive, if warranted, an extension in the Substantial Completion Date and/or the Final Completion Date. No claim by Construction Manager under this Article shall be allowed unless Construction Manager shall have given the notice required herein, which notice must be given before the condition is disturbed and within 72 hours of the discovery of the condition.

ARTICLE 23

INSPECTION AND TESTING AND CORRECTION OF WORK

23.1 If the Contract Documents, any Government Requirements, or Owner (to see if the Work complies with the Contract Documents) require any part of the Work to be tested, Construction Manager shall give Owner not less than 48 hours notice of the readiness of such part of the Work so that Owner may observe such testing. Construction Manager will retain a tester satisfactory to Owner. Construction Manager shall bear the costs of all tests required by the Contract Documents or by Governmental Requirements.

23.1.1 If a test is not required either by the Contract Documents or by any Governmental Requirements, and if testing reveals a failure of the Work to comply with the Contract Documents, Construction Manager shall bear all costs related to such test, including compensation for Owner’s additional services made necessary by such test, and Construction Manager shall promptly correct such failure at no cost to Owner, otherwise Owner shall bear such costs, and an appropriate change order shall be issued to adjust the applicable GMP.

23.1.2 Construction Manager shall not be relieved of Construction Manager’s obligations to perform or cause performance of the Work in accordance with the Contract Documents by reason of any errors or omissions contained in any tests performed by or for Owner notwithstanding that such tests and the results thereof may have been delivered to Construction Manager and that Construction Manager may have relied upon the correctness of such tests. The fact that Owner may have provided to Construction Manager any such tests or the results thereof, shall not relieve Construction Manager of the obligation to assure that the Work performed by Construction Manager is in compliance with the Contract Documents.

23.2 Whenever, in the opinion of Owner or A/E or Other Owner Consultants, it is desirable to require special inspection or testing of the Work, they shall have authority to do so whether or not such Work is then fabricated, installed, covered or completed.

23.3 Uncovering of Work. If any Work shall be covered or concealed prior to any testing or inspection required hereunder, or contrary to the written request of Owner or A/E or Other Owner Consultants, such Work, if required by Owner or A/E or Other Owner Consultants, after three (3) days’ written notice from Construction Manager (or such earlier time as agreed to by A/E or Other Owner Consultants and Owner), shall be uncovered for examination, inspection or testing. If any such test results are below specified minimums, Owner or A/E or Other Owner Consultants may order additional testing or inspection. The cost of such additional examination, inspection or testing, any additional professional services required, and any other reasonable expenses incurred as a result of such examination, inspection or testing shall be at Construction Manager’s sole cost and expense.

23.4 Correction of Work.

23.4.1 Construction Manager shall promptly correct any defective Work failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion, and whether or not fabricated, installed or completed. Construction Manager shall bear all reasonable and necessary costs of correcting such rejected Work, including additional testing and inspections and compensation for A/E’s and Other Owner Consultants’ services and expenses made necessary thereby.

23.4.2 If, within one (1) year after the Substantial Completion Date or designated portion thereof, or after the date for commencement of warranties or by terms of an applicable special warranty required by the Contract Documents, or for any longer period provided by law, any of the Work is found to be not in accordance with the requirements of the Contract Documents, Construction Manager shall correct it promptly after receipt of written notice from Owner to do so unless Owner has previously given Construction Manager a written acceptance of such condition. This period of one (1) year shall be extended with respect to portions of the Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work. This obligation under this Section shall survive acceptance of the Work under and termination of this Agreement.

23.4.3 Construction Manager shall remove from the Site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by Construction Manager nor accepted by Owner.

23.4.4 Nothing contained in this Section shall be construed to establish a period of limitation with respect to other obligations of Construction Manager under the Contract Documents. The establishment of the one (1) year time period described in Part II, Section 23.4.2 relates only to the specific obligation of Construction Manager to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which any proceedings may be commenced by Owner or Construction Manager to establish the other’s liability or with respect to any of the obligations as called for in this Agreement.

23.4.5 Owner’s Right to Stop the Work. If Construction Manager fails to correct Work which is not in accordance with the requirements of the Contract Documents or persistently fails to carry out the Work in accordance with the Contract Documents after written notice thereof, Owner, by written order signed by A/E or Other Owner Consultants, may order Construction Manager to stop the Work, or any portion thereof, until the cause for such order has been eliminated.

23.4.6 Owner’s Right to Carry out the Work. If Construction Manager defaults or neglects to carry out the Work in accordance with the Contract Documents or if Construction Manager fails to commence and continue to correct any deficiencies (whether prior to Substantial Completion or as part of the Punch List) within thirty (30) days of Owner’s or A/E’s or Other Owner Consultant’s request, Owner may, without prejudice to other remedies Owner may have, correct such deficiencies. In such case an appropriate

Change Order shall be issued deducting from payments then or thereafter due Construction Manager the cost of correcting such deficiencies, including compensation for A/E’s and Other Owner Consultants’ additional services and expenses made necessary by such default, neglect or failure. If payments then or thereafter due Construction Manager are not sufficient to cover such amounts, Construction Manager shall pay the difference to Owner within thirty (30) days of Owner’s written demand.

23.4.7 Certificate of Substantial Completion. Upon their receipt of written notice from Construction Manager stating that in Construction Manager’s estimation the Work is substantially performed and completed in conformity with the Contract Documents, Owner and A/E and Other Owner Consultants shall perform an examination of the Work for the purpose of determining whether the Work is so performed, commencing such review within ten (10) days of receipt of such notice and completing it with all due diligence and in any event within thirty (30) days of such commencement. When Owner and Project Manager find upon examination that, to the best of their knowledge and belief, the Work is so performed, Project Manager shall prepare and deliver to Owner for delivery to Construction Manager a Certificate of Substantial Completion that specifies the Substantial Completion Date and attaches a punch list of items of Work remaining to be completed prior to the completion of the Work. Said Certificate shall be in the form of AIA Document G704, or in such other form as acceptable to Owner.

(a)	The delivery of a Certificate of Substantial Completion shall not terminate or alter Construction Manager’s obligation to complete the Work in conformity with the Contract Documents.

(b)

Immediately prior to such partial occupancy or use, Owner, Project Manager, Construction Manager and (upon Owner’s request) A/E and Other Owner Consultants shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

(c)	Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

23.4.8 Certificate of Final Completion. Upon their receipt of written notice from Construction Manager stating that the Work is fully performed in conformity with the Contract Documents, and that it has completed any items of Work previously noted by Owner and Project Manager or A/E or Other Owner Consultants as not being acceptably completed in any punch list or otherwise, Owner and Project Manager and (upon Owner’s request) A/E and Other Owner Consultants shall perform an examination of the Work for purposes of determining whether the Work is so performed. Owner, Project Manager and A/E and Other Owner Consultants shall commence such examination within ten (10) days of receipt of such notice and shall pursue and complete it with due diligence. When Owner, Project Manager and A/E and Other Owner Consultants find upon examination that, to the best of their knowledge and belief, the Work is so performed, Project Manager shall prepare and sign a Certificate of Completion that specifies the Final Completion Date and furnish such Certificate to Construction Manager. The Certificate of Completion will be in the form of AIA Document G705, or in such other form acceptable to Owner. Such Certificate shall specify the date of completion of the Work and shall constitute final acceptance of the Work by Owner. The delivery of a Certificate of Completion shall not terminate or alter Construction Manager’s guarantees and obligations to complete the Work in conformity with the Contract Documents.

23.4.9 Acceptance. No inspection, examination or payment, partial or full, shall relieve Construction Manager of the obligation to perform the Work in accordance with the Contract Documents.

ARTICLE 24

USE, OPERATION OR OCCUPANCY PRIOR TO ACCEPTANCE BY OWNER

24.1 Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with Construction Manager, provided such occupancy or use is consented to, by endorsement or otherwise, by the insurer providing property insurance and authorized by public authorities having jurisdiction over the Project. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided Owner and Construction Manager have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When Construction Manager considers each of Phases 1 and 2 to be substantially complete, Construction Manager shall prepare and submit a Punch-list to, and request and inspection from, Owner. Consent of Construction Manager to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Construction Manager.

24.2 Immediately prior to such partial occupancy or use, Owner and Construction Manager shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

24.3 Such use, operation or occupancy (i) shall not constitute acceptance of space, systems, materials or elements of the Work; (ii) shall not affect the start of any guarantee period; and (iii) shall not affect the obligations of Construction Manager for Work which is not in accordance with the requirements of the Contract Documents. Construction Manager shall continue the performance of Work in a manner which shall not unreasonably interfere with such use, occupancy and operation by Owner. Notwithstanding the above, Owner shall not interfere with the Work.

ARTICLE 25

DISPUTE RESOLUTION

25.1 Claims. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, payment of money, or other relief with respect to the terms of the Agreement. The term “Claim” also includes other disputes and matters in question between Owner and Construction Manager arising out of or relating to the Agreement. Unless notice of a particular type of Claim is required to be given sooner under the terms of this Agreement, Claims by either party must be initiated within twenty one (21) days after occurrence of the event giving rise to such Claim or within twenty one (21) days after the claimant first recognizes the condition giving rise to the Claim, whichever is later.

25.2 Continuation of Services During Dispute. Construction Manager shall continue to perform its obligations hereunder, pursue performance of the Services and prosecution of the Work, and maintain the Project Schedule and applicable GMP during any claim, dispute, or proceeding between the parties hereto as if such claim, dispute, or proceeding had not been instituted, provided that Owner continues to make payments to Construction Manager as required under this Agreement for Work that is not the subject of any dispute.

25.3 Dispute Resolution Procedure. In the event of a Claim or dispute arising out of the obligations called for in this Agreement, Owner or Construction Manager, may, by written notice to the other, seek to resolve such Claim, or dispute as set forth below:

25.3.1 Meeting of Project Personnel / Designated Officers for Dispute Resolution. The parties will attempt to resolve all Claims first through negotiation. If Claims cannot be resolved by Project personnel within fourteen (14) days after the dispute is identified, senior executives of the Owner and Construction Manager with authority to resolve the issue, will meet and discuss the issues with a view to amicably resolving them within thirty (30) days of the first request for a meeting of the senior executives. If a resolution of the dispute is not reached within this thirty (30) day period, then either party may proceed per the formal dispute resolution process set forth in this Part II, Article 25.

25.3.2 In the event of a Claim against Construction Manager, Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Construction Manager default, Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.

25.3.3 Mediation. Claims, disputes, or other matters in controversy arising out of or related to this Agreement, that are not resolved by the negotiation required in Part II, Section 25.3.1 may, upon the written agreement of Owner and Construction Manager, be submitted to mediation.

(a)

If the parties agree to mediate a Claim, dispute or other controversy arising out of or related to this Agreement, then unless the parties mutually agree otherwise, the Claim shall be administered by the

American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, and delivered to the other party to the Contract. If the other party agrees to mediate the Claim, the requesting party shall file the request with the person or entity administering the mediation. The request may be made concurrently with the filing of binding dispute resolution proceedings but, in if the parties agree to mediate the Claim, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

(b)

The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the in the County in which the Project is located, unless another location within the State of Ohio is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction. Construction Manager shall participate in consolidated mediation proceedings involving A/E, Other Owner Consultants and separate contractors and other parties involved in the Project or otherwise necessary for a complete resolution of the dispute.

25.3.4 Litigation. If the parties do not resolve a Claim, dispute or other controversy arising out of or related to this Agreement through mediation pursuant to Part II, Section 25.3.3, the method of binding dispute resolution shall be litigation and recourse to the courts designated in Part I, Section 11.

(a)

WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED BY APPLICABLE LAW, OWNER AND CONSTRUCTION MANAGER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH OWNER OR CONSTRUCTION MANAGER MAY BE A PARTY ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE ENFORCEMENT THEREOF. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT A PARTY TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY OWNER AND CONSTRUCTION MANAGER AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH INDEPENDENT LEGAL COUNSEL

ARTICLE 26

TERMINATION

26.1 Termination by Owner for Cause and Events of Default.

26.1.1 If at any time during the performance of the Work, any of the following events (“Events of Default”) shall occur as the result of Construction Manager’s:

(a)	persistent or repeated refusal or failure to supply enough properly skilled workers or proper materials to prosecute the Work;

(b)	failure to make payment to Subcontractors for materials or labor in accordance with the respective agreements between Construction Manager and the Subcontractors;

(c)	disregard of laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction;

(d)	substantial breach of a provision of this Agreement or the Contract Documents;

(e)

suffering of any material adverse change shall take place in the financial condition of Construction Manager and, in Owner’s reasonable opinion, such change is likely to adversely affect the performance of the Work or Construction Manager’s ability to complete the Project in accordance with the terms of this Agreement;

(f)	becoming a party to any insolvency proceeding;**

(g)	failure to indemnify and hold harmless Owner, or the Additional Insureds as required by this Agreement;

(h)	failure to maintain the insurance required under this Agreement; or

(i)	failure to carry out any of its obligations under this Agreement,

then in any of such Events of Default, Owner may serve written notice pursuant to Part II,

**

The term “insolvency proceeding” as used herein shall include the filing of a petition for relief under Chapter 11 of Title 11 of the United States Internal Revenue Code by the Contractor or the consent, acquiescence or taking of any action by the Contractor, or the filing by or against the Contractor of any petition or action, looking to or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future Federal or State statute, law or regulation; or the appointment, with or without the consent of the Contractor or any trustee, custodian, receiver or liquidator of the Contractor or any property or assets of the Contractor, or the Contractor’s making of an assignment for the benefit of creditors or its inability to pay its debts as they become due.

Section 26.1.2, upon Construction Manager and its surety, if any, terminating this Agreement on a specified date. The notice shall contain the reasons for termination but shall not be effective to terminate this Agreement if Construction Manager or the Surety (if applicable) cures all of the Events of Default stated in the notice prior to the date specified in the notice of termination, which date shall be reasonable.

26.1.2 Upon the occurrence of an Event of Default or a termination by Owner for cause, at Owner’s option, exercised by written notice to Construction Manager, title to any or all of Construction Manager’s materials, Work in process, dies and tools, whether on the Site or off-Site, which are necessary for, or useful in connection with, completion of the Work, shall vest in Owner who may take possession of and utilize the same for completion of the Work; provided that title to such items shall revert to Construction Manager upon effectuation of a cure of an Event of Default prior to the termination of this Agreement. If no cure is effected, and this Agreement is terminated and Owner takes possession of the same, then, within thirty (30) days after Owner takes such possession, Owner shall pay to Construction Manager with respect to the items for which title vests in Owner an amount equal to the sum of:

(a)	the Cost of the Work incurred by Construction Manager; and

(b)	the fair market value of such tools and dies, less, if Owner elects to return the tools and dies to Construction Manager, the salvage value thereof, less

(c)

an amount equal to the additional costs and expenses incurred by Owner over those which would have been incurred by it in connection with the Project had Construction Manager not defaulted hereunder, including, without limitation, the expense of engaging another construction manager to complete the Work.

26.1.3 Upon termination of this Agreement by Owner for cause, Owner shall have the right, in addition to all other rights and remedies, to complete or cause the Work to be completed by such means and in such manner, by contract or otherwise, as Owner deems advisable.

26.1.4 Upon termination of this Agreement by Owner for cause, Subcontracts entered into by Construction Manager in connection with the Work shall, at Owner’s option, be assigned to Owner or such other construction manager as Owner may direct and, in such event, Owner or such other construction manager shall assume all of Construction Manager’s liabilities and responsibilities thereunder arising from and after the date of such assignment, provided, however, that such assignment shall not relieve Construction Manager from its liability to such Subcontractor or to Owner for claims arising in connection with those portions of the Work which are performed prior to the date of such assignment.

26.1.5 Construction Manager shall, on the date upon which such termination takes effect, promptly notify any union or unions (if applicable) having jurisdiction over the work of its employees that it releases the Project and consents that the Work be performed by others and Construction Manager expressly authorizes Owner to notify the union or unions of such release in the name of Construction Manager. The failure, neglect or refusal of Construction Manager to issue such a release shall subject Construction Manager to liability to Owner for all damages incurred by Owner as a result thereof.

26.1.6 If it shall be determined that a termination under this Article was wrongful or unjustified, such termination shall be deemed to be a termination for the convenience of Owner under the Agreement, and the sole right, remedy and recourse of Construction Manager against Owner shall be governed and determined by this Article.

26.2 Termination for Convenience. Owner, at any time, may terminate this Agreement for its own convenience. Any such termination shall be effected by delivering to Construction Manager a notice of termination specifying the date upon which such termination shall become effective and any specific portion of the Work to be completed by Construction Manager prior to such termination. Upon receipt of any notice of termination, Construction Manager shall:

26.2.1 Stop all Work under this Agreement on the date, and to the extent specified, in the notice of termination;

26.2.2 Not enter into any further Subcontracts;

26.2.3 Unless directed otherwise by Owner, terminate all Subcontracts entered into by Construction Manager in connection with the Work to the extent that they relate to portions of the Work to be performed subsequent to the date set forth in the notice of termination as the effective date of termination.

26.2.4 At Owner’s option, promptly assign to Owner, or such other contractor as Owner may direct, at the times and to the extent directed by Owner, all of the right, title and interest of Construction Manager under any or all Subcontracts entered into by Construction Manager in connection with the Work, in which case, Owner or such other contractor engaged by Owner, as the case may be, shall assume all of Construction Manager’s liabilities and obligations under such Subcontracts arising from and after the date of such assignment and shall have the right, in its sole discretion, to enforce the terms of any Subcontract so assumed against such Subcontractor in respect of any liability of such Subcontractor to Construction Manager or to Owner arising out of portions of the Work performed or required to be performed by such Subcontractor pursuant to its Subcontract with Construction Manager prior to its assignment to Owner;

26.2.5 To the extent Owner directs, use its best efforts to settle, at Owner’s sole cost and expense and at no cost to Construction Manager, all outstanding liabilities and all claims arising out of such termination of Subcontracts, which approval by Owner shall be final for all the purposes of this Section;

26.2.6 Transfer, to the extent not already vested in Owner, title to Owner for all fabricated parts, Work in process, completed Work, supplies, and other material and equipment produced as a part of, or acquired in connection with the performance of, the Work terminated by such notice of termination; and the completed or partially completed Drawings and Specifications and other drawings, sketches, specifications, shop drawings, information and other property which, if this Agreement had not been terminated, would have been required to be furnished to Owner;

26.2.7 If requested by Owner, and at Owner’s sole cost and expense, use its best efforts to sell, in the manner, at the times, to the extent, and at the price or prices directed or authorized by Owner, any property of the types referred to in this Agreement provided however, that Construction Manager shall not be required to extend credit to any purchaser, and may acquire any such property under the conditions prescribed, and at a price or prices approved, by Owner; and provided, further, that the proceeds of any such transfer or disposition shall be applied in reduction of any payments to be made by Owner to Construction Manager under this Agreement or shall otherwise be credited to the Cost of the Work or paid in such other manner as Owner may direct;

26.2.8 Complete performance of such part of the Work as shall have been specified in the notice of termination to be completed by Construction Manager prior to the effective date of such termination; and

26.2.9 Prior to the effective date of such termination, take such action as may be necessary, or as Owner may direct, for the protection and preservation of the property related to the Work and/or the Project which is in the possession of Construction Manager and in which Owner has or may acquire an interest, the cost of which shall be considered as a part of the Cost of the Work.

26.3 In the event of a termination of this Agreement pursuant to Section 26.2, and subject to Owner’s right to withhold payments to the extent permitted under the terms of this Agreement, Construction Manager shall be paid by Owner for the actual costs incurred by Construction Manager in the performance of its Services and Work over the course of this Agreement up to the date of termination and for all materials, supplies and equipment incorporated in the Project and/or stored at the Site or at such off-Site storage locations as shall have been approved by Owner in accordance with the provisions of this Agreement, plus that percentage of its Construction Manager’s Fee calculated as the actual cost of the Work as of the date of termination divided by the total estimated cost of the Work as of the date of termination, it being understood that Construction Manager shall not be entitled to recover anticipated profits on account of its Construction Manager Fee and/or General Conditions Costs or the anticipated profits of Subcontractors for portions of the Work not performed or for materials or equipment not furnished, nor for reimbursement for losses arising out of matters covered by insurance.

26.4 In any event, Owner will not be responsible to reimburse Construction Manager for any continuing contractual commitment to Subcontractors or for penalties or damages for canceling such contractual commitments and Construction Manager must include this provision in each Subcontract and purchase order.

26.5 Termination by the Construction Manager. The Construction Manager may terminate the Agreement if the Work is stopped for a period of 30 consecutive days through no act or fault of the Construction Manager, a Subcontractor, a Sub-subcontractor, their agents or employees, or any other persons or entities performing portions of the Work, for any of the following reasons: (i) Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped; (ii) An act of government, such as a declaration of national emergency, that requires all Work to be stopped; or (iii) because Owner has breached its payment obligations and failed to cure the breach within the time period for termination, as set forth in Part II, Section 10.2. Construction Manager’s right to terminate this Agreement under this Part II, Section 26.5 is subject to the requirements of the Consent and Agreement.

ARTICLE 27

SUSPENSION OF THE WORK

27.1 Owner may, at any time and for any good and sufficient reason, direct Construction Manager to suspend, stop or interrupt the performance of the Work or any part thereof for a period of time. Such direction shall be in writing and shall specify the period during which the performance of the Work is to be stopped and the reasons therefor. Construction Manager shall resume the performance of the Work upon the date specified in such direction or upon such other date as Owner may thereafter specify in writing. Construction Manager shall be entitled to a Change Order extending the Substantial Completion Date and/or the Final Completion Date by the number of days the performance of the Work was delayed as a direct result of such suspension, stoppage or interruption and to an adjustment of the applicable GMP by an amount equal to the costs and expenses actually incurred by Construction Manager for demobilization and remobilization. Any suspension, stoppage or interruption of the performance of the Work pursuant to this provision which does not cause a delay in the performance of the Work or in Construction Manager incurring additional costs or expenses by reason of such delay, shall not entitle Construction Manager to an increase in the applicable GMP, an increase in Construction Manager’s Fee or other form of compensation and/or reimbursement, nor shall such suspension, stoppage or interruption entitle Construction Manager to any extension of the Substantial Completion Date or the Final Completion Date.

ARTICLE 28

EQUAL EMPLOYMENT OPPORTUNITY

28.1 Equal Employment Opportunity. During the performance of the Services and Work called for hereunder:

28.1.1 Construction Manager shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, age, national origin or ancestry. Construction Manager shall take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, age, national origin or ancestry. Construction Manager shall post in conspicuous places, available to employees and applicants for employment, notices provided by the appropriate agency having jurisdiction over equal opportunity employment.

28.1.2 In the event of Construction Manager’s non-compliance with the nondiscrimination provisions of this Article, this Agreement may be immediately canceled, terminated or suspended, in whole or in part.

28.1.3 Construction Manager shall include the foregoing provisions of this Article in every agreement with its Subcontractors so that such provisions shall be binding upon each Subcontractor providing work, labor or materials to the Project.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Governing Law. This Agreement shall be governed by the laws of the state designated in Part I, Section 10, without reference to rules governing choice and/or conflicts of law.

29.2 Liability. No personal liability shall accrue hereunder against any individual, partner, officer, director, shareholder, member, representative, employee, trustee, fiduciary or principal (disclosed or undisclosed) of Owner or any Additional Insured identified in this Agreement.

29.3 Mutual Waiver of Consequential Damages. Construction Manager and Owner waive Claims against each other for consequential damages arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Part II, Article 26. Notwithstanding the foregoing, the Owner’s waiver shall not apply to liquidated damages as provided in Part II, Section 6.11 of this Agreement. This waiver of consequential damages also does not apply to consequential damages covered under any insurance policy(ies) required under Exhibit F.

29.3.1 The mutual waiver also does not apply to any damages for which Construction Manager or Owner is responsible to indemnify the other party pursuant to the indemnification obligations set forth in this Agreement, or to loss, claims or occurrences caused by a party’s gross negligence, willful misconduct or fraud.

29.4 Notices. All notices required or permitted to be given by one party to the other hereunder shall be in writing and shall be sent by U.S. Mail or commercial messenger service, or shall be hand-delivered, to the following address:

29.4.1 If to Owner, send to (i) person and address designated in Part I, Section 1, and (ii) Owner’s counsel designated in Part I, Section 8.

29.4.2 If to Construction Manager, send to (i) the person and address designated in Part I, Section 2, and (ii) Construction Manager’s counsel designated in Part I, Section 8.

29.4.3 Either party may change its address for the purpose of receiving notices under this Agreement by written notice to the other party in the manner set forth herein. All such notices shall be deemed served upon actual receipt thereof.

29.5 No Joint Venture. Nothing contained in this Agreement shall be construed to mean that Construction Manager and Owner are joint venturers or partners. Construction Manager, in performing its obligations under this Agreement, is an independent contractor and not an employee of Owner. For the purposes of the Ohio Commercial Activity Tax (“CAT”), Construction Manager shall act as an agent of the Owner solely for the purpose of CAT tax reporting and payment. The parties hereby explicitly state that the Construction Manager’s actions are directed toward the attainment of the Owner’s objectives only to the extent necessary to comply with CAT regulations. It is further agreed that any such agency relationship shall be limited to the specific activities necessary for CAT compliance and shall not affect the Construction Manager’s status as an independent contractor for any other purpose. The parties shall maintain a copy of this contract and make it available for inspection by the Ohio Department of Taxation upon request.

29.6 Third Party Relationships. Nothing contained in this Agreement shall create a contractual relationship with, an obligation to, or cause of action in favor of any third party against either Owner or Construction Manager.

29.7 Third Party Contracts. No principal, officer, shareholder, family member, employee, agent, employee or consultant of Construction Manager shall become, directly or indirectly, interested personally in the Project or in any related contracts for services or other agreements entered into by Owner or others, and no such personnel shall receive or accept, directly or indirectly, any gratuity or other benefit on account of any such contracts or agreements (it being understood that all such benefits shall accrue solely to Owner). Construction Manager has not and shall not, directly or indirectly, provide funds or other considerations to any person or entity (including Owner and Owner’s employees and agents), improperly to procure special or unusual treatment with respect to the Contract Documents or for the purpose of otherwise improperly influencing the relationship between Owner and Construction Manager relating to the Project. Additionally, Construction Manager shall cause all of its officers, directors, employees, partners, agents and Subcontractors (as the case may be) to comply with the restrictions contained in the preceding sentence. Construction Manager represents and warrants to Owner that Construction Manager, its officers, directors, employees, partners, agents, and Subcontractors have not at any time in the past directly or indirectly provided funds or other consideration to any person or entity improperly to procure special or unusual treatment with respect to the Contract Documents or for the purpose of otherwise improperly influencing the relationship between Owner and Construction Manager.

29.8 Construction of Terms. The language in this Agreement shall be construed according to its customary meaning within the building industry in the state in which the Project is located, however the definitions contained in Exhibit B attached hereto shall govern and take precedence. Whenever used, the singular number shall include the plural, and the plural the singular, and the use of any gender shall be applicable to all genders. In all instances where a number of days are stated, such days shall be considered “calendar days” unless otherwise expressly set forth to the contrary.

29.9 Captions and Titles. Captions and titles of the different Articles and Sections of this Agreement are solely for the purpose of aiding and assisting in the location of different material in this Agreement and are not to be considered under any circumstances as parts, provisions or interpretations of this Agreement.

29.10 No Waiver. The failure of Owner to insist upon the strict performance of any provisions of this Agreement, or the failure of Owner to exercise any right, option or remedy hereby reserved, shall not be construed as a waiver in the future of any such provision, right, option or remedy or as a waiver of a subsequent breach thereof. The consent or approval by Owner of any act by Construction Manager requiring Owner’s consent or approval shall not be construed to waive or render unnecessary the requirement for Owner’s consent or approval of any subsequent similar act by Construction Manager. The payment by Owner of any amount due hereunder with the knowledge of a breach of any provision of this Agreement shall not be deemed a waiver of such breach. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by the party to be charged.

29.11 Severability. If any provision of the Contract Documents is invalid or unenforceable as against any person, party or under certain circumstances, the remainder of the Contract Documents and the applicability of such provision to other persons, parties or circumstances shall not be affected thereby. Each provision of the Contract Documents shall, except as otherwise herein provided, be valid and enforced to the fullest extent permitted by law.

29.12 Entire Agreement. With the exception of the Preconstruction Agreement between Owner and Construction Manager, this Agreement, including all Exhibits attached hereto and all of the other documents comprising the Contract Documents, constitutes the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. With the exception of the Preconstruction Agreement between Owner and Construction Manager, each party represents to the other that, except as set forth in this Agreement and the Contract Documents, neither the other party nor any representative of the other party has made any representation or promise not embodied in this Agreement or the Contract Documents upon which the parties have relied. This Agreement may be modified only by an instrument signed by Owner and Construction Manager.

29.13 Remedies Cumulative. The remedies provided in this Agreement shall be in addition to, and not in substitution of, the rights and remedies which would otherwise be vested in either party hereto, under law or at equity, all of which rights and remedies are specifically reserved by each party; any failure to exercise any remedy provided for in this Agreement shall not preclude the resort to any such remedy for future breaches by the other party, nor shall the use of any special remedy hereby provided prevent the subsequent or concurrent resort to any other remedy which by law or equity would be vested in either party for the recovery of damages or otherwise in the event of a breach of any of the provisions of this Agreement to be performed by the other party.

29.14 Duty Same as Covenant. Whenever in this Agreement any words of obligation or duty regarding any party are used, they shall have the same force and effect as those in the form of express covenants.

29.15 Cooperation with A/E and Other Owner Consultants. Construction Manager will grant A/E and Other Owner Consultants access to the Work whenever the same is in progress, and will cooperate with each of them throughout the performance of the Work so as to ensure that the Project can be completed in the most expeditious and economical manner and in furtherance of the interests of Owner.

29.16 Cooperation with Financing Party/Issuer. Construction Manager acknowledges that Owner will finance construction of the Project through the issuance of bonds. Construction Manager shall comply with all reasonable requests of Owner’s Issuer as well as all reasonable amendments they may require to the terms of this Agreement provided Construction Manager’s costs are not increased.

29.17 Cooperation with Governing Agencies, Authorities and Requirements. Construction Manager shall comply with all requests including, but not limited to, all governmental offices, departments and agencies, concerning the Project and/or performance under this Agreement as well as provide any statements, notices, confirmations and/or amendments related to Construction Manager’s Work on the Project and/or performance under this Agreement that may be so requested or required.

29.18 Ownership of Documents. All documents prepared and furnished by Construction Manager or any Subcontractor in connection with the Work to be performed pursuant to this Agreement, including, without limitation, the Drawings and Specifications and all other drawings, sketches, shop drawings, as-built plans and other specifications, shall at all times be and remain the property of Owner. Notwithstanding anything contained herein, it is expressly understood that Construction Manager’s project control systems, including without limitation estimating, scheduling, purchasing, cost reporting and project engineering systems, and all modifications, additions, or alterations thereto, are and shall remain the sole property of Construction Manager.

29.19 Access. Owner and its representatives, and their respective employees, agents and representatives, and authorized representatives, at all times shall have access to the Site and the Work. The exercise of such right of access shall at all times, be done in a lawful manner and in accordance with the safety regulations of Construction Manager established for the Project.

29.20 Confidentiality; Press Releases. Without the express prior written permission of Owner, Construction Manager shall not (a) issue any press releases or engage in any dialogue or interviews with the media or any other persons or entities for public dissemination; (b) give any speeches or presentations concerning the Project; or (c) disclose any information that it obtains from Owner or about Owner or the Project. Construction Manager acknowledges that it or its employees may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to Owner, its affiliated companies or third parties to whom Owner has a duty of confidentiality. The term “Confidential Information” as used in this Agreement shall mean all information which has been or will be disclosed by Owner under or in connection with the Project and this Agreement, which relates to Owner and/or its business, products and services, but does not include information that is identified in writing by Owner as non-confidential, or that: (i) is or becomes generally available to the public or becomes part of the public domain through no fault of Construction Manager; (ii) is already known to Construction Manager at the time of such disclosure as documented by records in its possession prior to such disclosure; (iii) is subsequently received by Construction Manager in good faith from a third party having the prior right to make such subsequent disclosure; or (iv) is independently developed by Construction Manager, provided that Construction Manager can document that such development was accomplished by or on behalf of Construction Manager without use of the information disclosed pursuant to this Agreement. Construction Manager will hold such information in strict confidence and not to disclose such information to third parties or to use such information for any purpose whatsoever other than the provision of the Work to Owner as contemplated by this Agreement and to advise each of its employees and Subconsultants who may be exposed to such proprietary and confidential information of their obligations to keep such information confidential. Construction Manager shall never use or duplicate any Confidential Information (except for the limited purposes as specifically authorized by this Agreement) and shall keep confidential and never disclose any Confidential Information to anyone, unless Owner has, in its sole discretion, previously and expressly consented to such use, duplication or disclosure in writing. Construction Manager may disclose such Confidential Information to those employees of Construction Manager whose knowledge is necessary for Construction Manager to perform its obligations under this Agreement provided that all such employees shall be advised of their obligations to protect Owner’s interests, which obligations shall be identical to Construction Manager’s under this Agreement. Without limiting any of the foregoing, Construction Manager shall protect Owner’s Confidential Information with at least the same degree of care as it exercises to protect its own confidential information of like character. Notwithstanding the foregoing, a party receiving Confidential Information may disclose the Confidential Information as required by law or court order, including a subpoena or other form of compulsory legal process issued by a court or governmental entity provided the receiving party has given the other party written notice of such request such that the other party has an opportunity to defend, limit or protect such production or disclosure. The receiving party will exercise reasonable efforts in good faith to cooperate with the other party’s efforts to defend, limit or protect such production or disclosure. A party receiving Confidential Information may also disclose the Confidential Information to its employees, consultants or contractors in order to perform services or work solely and exclusively for the Project, provided those employees, consultants and contractors are subject to the restrictions on the disclosure and use of Confidential Information as set forth in this Agreement. The Parties acknowledge and agree that (i) all Confidential Information disclosed by or belonging to Owner is and shall remain the exclusive and valuable property of Owner; (ii) Construction Manager does not hereby obtain any license or other interest in or to Confidential Information of the Owner or the subjects thereof except for the license specifically given by Owner in this Agreement; and (iii) at the request of Owner, and in any event upon the completion of the Project, Construction Manager shall promptly deliver to Owner all products, components and equipment provided by Owner hereunder as well as all records or other things containing or embodying Owner’s Confidential Information within its possession or control which were delivered or made available to Construction Manager during or in connection with the Project. Notwithstanding the foregoing, Construction Manager may retain one (1) copy of Confidential Information in its secure legal files, strictly for archival purposes, and in order to monitor compliance of its obligations under this Agreement, or as required by law. Construction Manager acknowledges that the restrictions on the use, duplication and disclosure of the Confidential Information set forth herein are reasonable to protect Owner’s business interests. This Section shall survive the termination, expiration or completion of the performance of this Agreement.

29.21 No Promotion. Construction Manager will not, without the prior written consent of Owner in each instance, (i) use in advertising, publicity, or otherwise the name of Owner, or any affiliate of Owner, or any partner or employee of Owner, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Owner or its affiliates; (ii) take or cause to be taken any photographs of the Project or the Premises; or (iii) represent, directly or indirectly, that any product or any service provided by Construction Manager has been approved or endorsed by Owner. This Section shall survive the termination, expiration or completion of the performance of this Agreement.

29.22 Jurisdiction. Owner and Construction Manager consent to the exclusive jurisdiction of the courts designated in Part I, Section 11. If Construction Manager chooses to challenge such jurisdiction in a court of law, and such challenge is denied or otherwise withdrawn, Owner shall be entitled to its reasonable attorneys’ fees and expenses for such proceedings. Construction Manager shall provide for similar consent and agreement to the jurisdiction of the courts designated in Part I, Section 11 in its subcontract with each Subcontractor or vendor.

29.23 Patriot Act. Construction Manager represents and warrants that: (a) Construction Manager is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (b) Construction Manager is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (c) from and after the effective date of the above-referenced Executive Order, Construction Manager (and any person, group, or entity that Construction Manager controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including any assignment of this Agreement or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (i) any breach by Construction Manager of the foregoing representations and warranties shall be deemed a default by Construction Manager hereunder and shall be covered by the indemnity provisions of this Agreement, and (ii) the representations and warranties contained in this section shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement. Construction Manager shall comply with all other applicable rules, regulations, laws and legally binding directives of any governmental instrumentality having jurisdiction over Construction Manager and related to the discovery, control or limitation of any terrorist or subversive activity.

29.24 Estoppel Certificate. Construction Manager shall, from time to time, within ten (10) days after Owner’s request, deliver to Owner and any Lender a statement, signed by an appropriate officer or representative of Construction Manager, confirming, to the extent that Construction Manager is then able to so confirm: (i) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the Agreement is in full force and effect as modified with such modifications redlined); (ii) the amount of any unpaid Requisition for Payment then due Construction Manager under this Agreement; and (iii) whether or not, to the best of Construction Manager’s knowledge, Owner is in default in the performance of any material provision of this Agreement. Construction Manager acknowledges that each such statement may be relied upon by Owner, the financing party and any person to whom it is delivered.

29.25 Survival. All representations, warranties and covenants made by Construction Manager herein which require performance either subsequent to completion of the Work and Services or the earlier of the expiration or termination of this Agreement, shall survive such completion of the Work or Services or expiration or termination of this Agreement. If any provision of this Agreement, by virtue of a final adjudication by a court of competent jurisdiction, is deemed invalid or unenforceable as against any person, party or under certain circumstances, the remainder of this Agreement shall, except as otherwise provided herein, be valid and enforceable to the fullest extent permitted by law.

29.26 Counterparts/Email. This Agreement may be executed in any number of counterparts and via electronic mail, and all such counterparts taken together shall be deemed to constitute one and the same original instrument. Signature pages may be detached from counterpart documents and reassembled to form duplicate executed originals.

29.27 Drafter of Agreement. Both parties are deemed to have drafted this Agreement so as to avoid a negative inference being drawn against either party as the sole drafter.

29.28 Modification of Agreement. The terms of this Agreement cannot be modified orally and without the written consent and approval of both parties.

29.29 Representation by Counsel. This is a negotiated Agreement, and the parties to it are represented by legal counsel. Accordingly, any ambiguity in the language of this Agreement must not be construed against either party on the theory that it was the drafter of the Agreement.

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PART III

EXHIBITS

Exhibit A	Scope of Services and Work
Exhibit B	Definitions
Exhibit C	Contract Documents
Exhibit D	Green Globes Checklist
Exhibit E	Payments and Requisitions
Exhibit F	Insurance and Additional Insureds
Exhibit G	Project Schedule – Milestone Dates
Exhibit H	Key Personnel
Exhibit I	Guaranteed Maximum Price Amendment
Exhibit J	Consent and Agreement
Exhibit K	Substantial Completion Requirements
Exhibit L	Gilbane Safety Plan